   As filed with the Securities and Exchange Commission on November 4, 1999

                          Registration No. 333-88497

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              Amendment No. 1 to
                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            VIISAGE TECHNOLOGY, INC.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                                      04-3320515
-------------------------------------------------------------------------------
(State of Incorporation)                  (I.R.S. Employer Identification No.)

       30 Porter Road           Littleton, MA                       01460
-------------------------------------------------------------------------------
         (Address of Principal Executive Offices, including zip code)


                              Thomas J. Colatosti
                     President and Chief Executive Officer
                           Viisage Technology, Inc.
                                30 Porter Road
                              Littleton, MA 01460
-------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                (617) 952-2200
-------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                           Charles J. Johnson, Esq.
                  Finnegan, Hickey, Dinsmoor & Johnson, P.C.
                              175 Federal Street
                          Boston, Massachusetts 02110
                                (617) 523-2500


Approximate date of commencement of proposed sale to public: From time to time, after this registration statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
Title of securities      Amount to be        Proposed            Proposed       Amount of
 to be registered        registered          maximum             maximum        Registration fee
                                             price offering      aggregate
                                             per share/1/        offering
                                                                 price/1/
=================================================================================================
Common Stock,            1,826,972             $2.00              $3,653,944       $1,015.80
$0.001 par value
=================================================================================================

(1) Estimated pursuant to Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices of our common stock on September 30, 1999 on the Nasdaq National Market.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state which prohibits the offer or sale.

PROSPECTUS        SUBJECT TO COMPLETION, DATED NOVEMBER 4, 1999

                               1,826,972 Shares

                           Viisage Technology, Inc.

                                 COMMON STOCK

_____________________________________________________________________________

     Certain of our stockholders are registering up to 1,826,972 shares of our common stock. The selling stockholders may offer and sell their shares publicly or through private transactions at prevailing market prices or at negotiated prices.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares that the selling stockholders are offering.

     Our common stock is listed on The Nasdaq National Market under the symbol "VISG." The last reported sale price of our shares on September 30, 1999 was $2.0625 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is November 4, 1999.

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page

Prospectus Summary................................................       1

The Offering......................................................       3

Summary Financial Data............................................       4

Risk Factors......................................................       5

Use of Proceeds...................................................      10

Price Range of Common Stock.......................................      10

Dividend Policy...................................................      10

Capitalization....................................................      11

Selected Financial Data...........................................      12

Management's Discussion and Analysis of Financial
Condition and Results of Operations...............................      13

Business..........................................................      23

Relationship and Certain Transactions with Lau Technologies.......      35

Management........................................................      37

Description of Capital Stock......................................      48

Selling Stockholders and Plan of Distribution.....................      52

Transfer Agent and Registrar......................................      54

Legal Matters.....................................................      54

Experts...........................................................      54

Where You Can Find More Information...............................      54

Financial Statements..............................................     F-1

  You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This information in this document may only be accurate on the date of this document.

                              PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 5 before you decide to buy our common stock.

Overview of Our Business

     Viisage is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions.

     Our identification systems and solutions improve personal convenience and security, deter fraud and reduce identification program costs. We create complete customized solutions by combining our systems integration capabilities, software design capabilities, proprietary software and hardware products, and standard products in the industry. Our turnkey solutions (1) integrate image and data capture, (2) create relational databases, (3) incorporate multiple biometrics, and (4) improve customers' abilities to move and manage information. Customers can apply our technology to:

     .  drivers' licenses
     .  voter registration cards
     .  national identification cards
     .  law enforcement and corrections applications
     .  social services applications
     . facility access control and surveillance, and . personal computer network and internet access security.

     Our primary customers for these products are United States drivers licensing agencies. Since our inception in 1993, we have captured approximately 30% of the domestic driver's license market. Each year, our products facilitate the production of more than 20 million identification documents at about 1,500 locations throughout 12 states and in two foreign countries.

     Our biometrics technology includes our patented facial recognition products used for access control, PC network and internet access security and the real-time large database identification and verification of individuals. Our "Face-in-the-Crowd" products can recognize real-time facial images in a crowd from video and can be used for access control and surveillance. We have current projects for a police surveillance system in Western Europe and for public sector customers in Massachusetts, Wisconsin and Illinois, where we have deployed the world's largest facial recognition database.

     Our principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, our telephone number is (978) 952-2200 and our internet website address on the world wide web is Viisage.com. The contents of our website are not part of this prospectus. In this prospectus, we refer to Viisage Technologies, Inc., a Delaware corporation, as "Viisage", the "Company", "we", "us" and "our".

                                 THE OFFERING

Common stock offered by selling stockholders....................................   1,826,972 shares

Common stock offered by Viisage.................................................   0 shares

Common stock outstanding before offering........................................   8,585,745 shares

Common stock outstanding after offering.........................................   8,585,745 shares

Use of proceeds.................................................................   The selling stockholders are
                                                                                   offering from time to time
                                                                                   all of the shares offered by
                                                                                   this prospectus.  We will not
                                                                                   receive any proceeds from
                                                                                   these sales of shares.

Nasdaq National Market symbol...................................................   VISG

The number of shares of common stock outstanding after this offering is based on shares of our common stock outstanding as of September 30, 1999. This calculation also:

 .    excludes 1,110,390 shares of common stock issuable upon the conversion of all of our outstanding series A convertible preferred stock, assuming conversion at 77% of the market price on the Nasdaq National Market on September 30, 1999, which are being registered hereunder;

 .    excludes 716,582 shares of common stock underlying the warrants, stock options, and convertible debt outstanding as of September 30, 1999 which are being registered hereunder which are exercisable at prices between $1.44 and $4.00;

 .    excludes 1,881,823 shares of common stock issuable upon exercise of all options outstanding under our 1996 Management Stock Plan and our 1996 Director Stock Option Plan as of September 30, 1999, at prices between $0.93 and $12.50; and

 .    excludes 1,375,968 shares of common stock underlying other stock options and convertible debt outstanding as of September 30, 1999 at prices between $1.26 and $2.75.

                            SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" on page 12 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 13.

                                                                   Year Ended December 31,                      Six Months Ended
                                                  ------------------------------------------------------    ------------------------
                                                    1994       1995      1996      1997 (2)     1998 (3)      June 28,     June 27,
                                                    ----       ----      ----      --------     --------      1998(3)        1999
                                                         in thousands, except per share amounts               -------       --------

Statement of Operations Data:
Revenues......................................  $ 1,257    $11,221    $24,971     $ 29,388     $ 16,259       $ 7,594      $ 9,145
Operating income (loss).......................   (2,361)    (2,432)     1,520       (3,921)      (4,498)       (1,626)         (25)
Net income (loss).............................   (2,401)    (2,947)       601       (4,362)      (7,203)       (3,432)      (1,098)
Diluted net income (loss) per share (1).......    (0.42)     (0.52)      0.09        (0.54)       (0.88)        (0.43)       (0.13)
Weighted average common shares................    5,680      5,680      6,537        8,060        8,175         8,067        8,440


Balance Sheet Data:
Working capital...............................                                                                             $11,740
Total assets..................................                                                                              46,007
Long-term obligations.........................                                                                              17,341
Shareholders' equity..........................                                                                              11,644

(1) See note 2 of Notes to Financial Statements for information concerning the computation of basic and diluted net income (loss) per share.
(2) 1997 amounts reflect the impact of charges of $7.6 million for investments in technology, services and markets.
(3) December 1998 amounts reflect the impact of charges of $230 for restructuring, $1,321 for the early adoption of SOP 98-5, Reporting on the Costs of Start-Up Activities, and $2,322 to revise project margins and contract cost-to-complete estimates. June 1998 amounts reflect the restructuring charges and SOP adoption.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

     Our business depends on large public sector contracts which can involve delays.

     Our business largely depends on a limited number of large public sector contracts. These contracts result from purchasing decisions made by public sector agencies that are often subject to political influence, onerous procurement procedures, budget changes and award protests. These factors can cause delays which make our quarterly results difficult to predict. This can also make our ability to meet analysts' expectations equally uncertain and adversely affect the price of our common stock.

     Our quarterly results could be volatile and may cause our stock price to fluctuate.

     We have experienced fluctuations in our quarterly operating results and expect those fluctuations to continue. Our quarterly results are affected by, among other things, factors such as

     .  the size and timing of contract awards
     .  the timing of our contract performance
     . variations in the mix of our products and services, and . contract losses and changes in management estimates incident to accounting for contracts.

The loss of any significant customer could cause our revenue to decline.

     For 1998 and the first six months of 1999, three customers each accounted for over 10% of our revenues and a total of 40% and 50% of our revenues for 1998 and 1999, respectively. The loss of any significant customer could cause our revenue to decline and thus have an adverse material effect on our business and financial condition.

     We have had a history of losses and are currently not profitable.

     Our business operations began in 1993 and, except in 1996, have resulted in net losses from inception through June 27, 1999. At June 27, 1999, we had an accumulated deficit of $12,645,000. Investments in our biometrics division have resulted in a net loss of $1,098,000 for the period. We intend to continue to invest in the development of our biometrics division and thus we cannot predict when or if we will ever achieve overall profitability. Further, no assurance can be given that we will not need to raise additional funds through public or private financings.

     Our leverage creates financial and operating risk that could limit the growth of our business.

     We have a significant amount of indebtedness. As of June 27, 1999, we had approximately $17 million in long-term debt, lease financing and subordinated convertible debt. Our leverage could have important consequences to us including:

     . limiting our ability to obtain necessary financing for future working capital

     . limiting our ability to finance the acquisition of equipment needed to meet customer requirements

     .  limiting our ability to finance the development of new technologies

     . requiring that we use a substantial portion of our cash flow from operations for debt service and not other purposes, and

     . requiring us to comply with financial and operating covenants which could cause an event of default under our debt instruments.

Further, our ability to make principal and interest payments under long-term indebtedness and bank loans will be dependent upon our future performance, which is subject to financial, economic and other factors affecting us, some of which are beyond our control.

We may be unable to obtain additional capital required to fund our operations and finance our growth.

     The installation of our digital identification systems requires significant capital expenditures. Although we have been successful in the past in obtaining project financing, we will have ongoing capital needs. If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may not be able to fund our operations or expand our business to meet our plans. In addition, the further development of our biometric and other advanced technologies is expected to require additional capital. If we are unable to obtain capital when we need it, we may have to restructure our business or delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

     Our reliance on sole and single-source suppliers could cause delays or increases in project costs.

     We rely on outside vendors to manufacture or develop components, software and consumables which are used for our systems and services. Some of these items are obtained from a single supplier or a limited group of suppliers. Our inability to obtain adequate deliveries or alternative sources of supply could cause delays or increases in project costs.

     If our target customers do not accept our biometric technologies, our growth may be restricted.

     Our growth plan assumes, in part, that biometric technologies will gain widespread market acceptance. Although we have had recent success with several projects, the widespread market acceptance of biometric technologies remains uncertain.

     If we fail to keep pace with changing technologies, we may not win new customers.

     Our market is characterized by rapidly changing customer requirements and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. To achieve our goals, we need to develop cost-effective business solutions and methodologies to keep pace with continuing changes in industry standards and customer preferences.

System failures could seriously damage our business.

     We depend on our ability to provide customers with complex systems which can operate on an "as needed" basis. Although we deploy back up systems, system failures could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

     We are controlled by a single stockholder which could result in it taking actions which other stockholders do not approve.

     Lau Technologies ("Lau") owns approximately 65% of our outstanding common stock. As a result, Lau is currently able to control matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions. We have also entered into certain agreements with Lau, including the licensing of technologies and the provision of administrative services and facilities. Under the terms of the license agreements, Lau has reserved the right to use biometric and other technologies in the federal access control field. There can be no assurance that conflicts of interest will not arise out of these contractual arrangements.

     Competition from new entrants and bigger, more established competitors with greater financial resources could diminish our business opportunities and limit our growth.

     The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Some of our competitors, notably Polaroid Corporation, have greater financial resources and name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money.

     We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against others' unauthorized use, our reputation among existing and potential customers could be damaged and our competitive position adversely affected.

     Our strategies to deter misappropriation could be undermined in light of the following risks:

     . non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries

     .  undetected misappropriation of our proprietary methodologies, and

     .  development of similar software or applications by our competitors.

     The materialization of any of these risks could require us to spend significant amounts to defend our rights and could divert our managerial resources. In addition, our proprietary methodologies may decline in value or our rights to them may be unenforceable.

     Others could claim that we infringe on their intellectual property rights which may result in substantial costs, diversion of resources and management attention, and harm to our reputation.

     Although we believe that our products and services do not infringe the intellectual property rights of others, we cannot give any assurances that we can successfully defend an infringement claim. A successful infringement claim against us could materially and adversely affect us in the following ways:

     . we may be liable for damages and litigation costs, including attorneys' fees

     .  we may be enjoined from further use of the intellectual property

     . we may have to license the intellectual property, incurring licensing fees

     . we may have to develop a non-infringing alternative, which could be costly and delay projects, and

     . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

     Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

Problems related to the Year 2000 issue could require us to incur unanticipated delays and expenses in the operation of our business.

     Although we believe our products are Year 2000 compliant, many of our products are complex, interact with third-party products, and operate on computer systems that are not under our control. Year 2000 problems could cause us to incur unanticipated delays and expenses in the operation of our business. These delays and expenses could have a material adverse effect on our business and financial condition.

     Our failure to meet Nasdaq National Market System listing requirements could adversely affect the market for our common stock.

     Although our common stock is listed on the Nasdaq National Market System, continued listing on the National Market System is subject to our ability to maintain a $5 million public float and to satisfy other Nasdaq criteria. If we are unable to satisfy this criteria in the future, we could be required to apply for listing on the Nasdaq SmallCap Market, which may result in less market visibility and thus adversely affect the price of our common stock..

     You may be subject to dilution.

     A class of our preferred stock is outstanding that is convertible into $1.5 million of common stock at a discount of either 85% or 77% of the then-current market price, depending on the timing of the conversion. We also have convertible debt, warrants and stock options outstanding that could result in dilution for our common stockholders.

     You should not expect dividends from us.

     We do not expect to declare or pay any cash dividends in the near future.
                              ___________________

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

                                USE OF PROCEEDS

     We will not receive any proceeds from the selling stockholders' sale of shares.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed on The Nasdaq National Market under the symbol "VISG." The following is the range of high and low closing prices on The Nasdaq National Market for the common stock for the periods indicated.

                                                    High      Low
                                                  --------  -------
Calendar Year 1997
     First Quarter                                  14-3/4    9-1/8
     Second Quarter                                 18-1/4    7-7/8
     Third Quarter                                  20-1/2    9-7/8
     Fourth Quarter                                 12-1/4    5-1/2

Calendar Year 1998
     First Quarter                                   7-3/8    4-7/8
     Second Quarter                                  5-3/8  1-15/16
     Third Quarter                                   3-1/2    1-1/4
     Fourth Quarter                                  2-1/4      5/8

Calendar Year 1999
     First Quarter                                 1-13/16   1-2/32
     Second Quarter                                  1-5/8      3/4
     Third Quarter (through September 30, 1999)      2-1/2   1-3/16

     The last sale price of the common stock on The Nasdaq National Market on September 30, 1999 was $2.0625.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock and we have no plans to do so in the foreseeable future. We intend to retain earnings, if any, to develop and expand our business. In addition, the terms of our credit facilities and the series A preferred stock restrict our ability to pay cash dividends on our common stock. We also expect the terms of agreements governing any future indebtedness to restrict our ability to pay cash dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 27, 1999 on an actual basis and on a pro forma basis, reflecting the issuance of 1,500 shares of our Series A preferred stock on June 30, 1999, as discussed in Note 3 of Notes to Condensed Financial Statements, and after deducting discounts and estimated offering expenses. This information should be read in conjunction with our financial statements and notes appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 13 and "Selected Financial Data" on page 12.

                                                                    As of June 27, 1999
                                                                    -------------------
                                                                  Actual         Pro forma
                                                                  ------         ---------
                                                                   (dollars in thousands)
Current portion of long-term obligations
     Current portion of long-term debt................             $  2,724       $  2,724
     Obligations under capital leases.................                3,709          3,709
     Convertible subordinated debt....................                  800            800
                                                                   --------       --------
                                                                   $  7,233       $  7,233
                                                                   ========       ========

Long-term debt........................................             $  6,500       $  6,500
Capital lease obligations.............................                9,841          9,841
Convertible subordinated debt.........................                1,000          1,000
Shareholder's Equity
     Convertible Preferred stock, $.001 par value,
       2,000,000 shares authorized, no shares
        outstanding actual, 1,500 Series A shares
        outstanding pro forma.........................                   --            831
     Common stock, $0.001 par value, 20,000,000 shares
        authorized, 8,440,000 shares issued and
         outstanding..................................                    8              8
    Additional paid-in-capital........................               24,281         24,804
    Retained deficit..................................              (12,645)       (12,645)
                                                                   --------       --------
    Total shareholder's equity........................             $ 11,644       $ 12,998
                                                                   --------       --------
Total capitalization..................................             $ 28,985       $ 30,339
                                                                   ========       ========

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below for all periods and dates indicated, except the periods ended June 28, 1998 and June 27, 1999, are derived from our audited financial statements. The selected financial data as of and for the six month periods ended 1998 and 1999 were derived from our unaudited Condensed Financial Statements which are included elsewhere in this Registration Statement. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations for the periods indicated. Operating results for the six months ended June 27, 1999 are not necessarily indicative of the results that may be expected for any future period. The financial data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our Financial Statements and related notes thereto included elsewhere in this Registration Statement.


                                                                                                               Six Months Ended
                                                                  Years Ended December 31,                     ------------------
                                                       -----------------------------------------------------   June 28,  June 27,
                                                        1994      1995       1996         1997 (3)   1998 (4)  1998 (4)   1999
                                                       ------    ------      -----        -------    -------   -------    ----
                                                            (in thousands, except per share amounts)
Statement of Operations Data:
Revenues............................................    $ 1,257   $  11,221  $   24,971    $ 29,388   $  16,259  $ 7,594  $ 9,145
Project costs.......................................      1,140      10,361      19,484      26,122      15,957    6,618    7,578
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Project margin......................................        117         860       5,487       3,266         302      976    1,567
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Operating expenses:
  Sales and marketing...............................      1,596         999       1,852       4,930       2,195    1,448      430
  Research and development..........................        201       1,089         235         152         358      119      167
  General and administrative........................        681       1,204       1,880       2,105       2,247    1,035      995
                                                        -------   ---------  ----------    --------   ---------  -------  -------
    Total operating expenses........................      2,478       3,292       3,967       7,187       4,800    2,602    1,592
                                                        -------   ---------  ----------    --------   ---------  -------  -------

Operating income (loss).............................     (2,361)     (2,432)      1,520      (3,921)     (4,498)  (1,626)     (25)
Interest expense, net...............................         40         515         714         441       1,667      768    1,073
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Income (loss) before income taxes and
cumulative effect of change in accounting principle      (2,401)     (2,947)        806      (4,362)     (6,165)  (2,394)  (1,098)
Income taxes........................................          -           -         205           -           -        -
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Income (loss) before cumulative effect of change
in accounting principle.............................     (2,401)     (2,947)        601      (4,362)     (6,165)  (2,394)  (1,098)
Cumulative effect of change in accounting principle           -           -           -           -      (1,038)  (1,038)
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Net income (loss)...................................    $(2,401)  $  (2,947) $      601    $ (4,362)  $  (7,203) $(3,432)  (1,098)
                                                        -------   ---------  ----------    --------   ---------  -------  -------
Basic net income (loss) per share before
cumulative effect of change in accounting principle     $ (0.42)  $   (0.52) $     0.10    $  (0.54)  $   (0.75) $ (0.30)   (0.13)
Basic net income (loss) per share (1)...............    $ (0.42)  $   (0.52) $     0.10    $  (0.54)  $   (0.88) $ (0.43)   (0.13)
                                                        =======   =========  ==========    ========   =========  =======  =======
Weighted average common shares......................      5,680       5,680       6,022       8,060       8,175    8,067    8,440
                                                        =======   =========  ==========    ========   =========  =======  =======
Diluted net income (loss) per share before
cumulative effect of change in accounting principle     $ (0.42)  $  (0.52)  $     0.09    $  (0.54)  $   (0.75) $ (0.30)   (0.13)
Diluted net income (loss) per share (1) ............    $ (0.42)  $  (0.52)  $     0.09    $  (0.54)  $   (0.88) $ (0.43)   (0.13)
                                                        =======   =========  ==========    ========   =========  =======  =======
Weighted average common shares                            5,680      5,680        6,537       8,060       8,175    8,067    8,440
                                                        =======   =========  ==========    ========   =========  =======  =======


                                                   December 31,                                     June 27,
                             ----------------------------------------------------------------      ---------
                                1994        1995        1996        1997 (3)       1998 (4)          1999
                             ----------  ----------  ----------  ---------------  -----------      ---------
Balance Sheet Data:
Working capital............      $2,509     $ 7,413     $20,676     $ 15,261      $ 11,089          $11,740
Total assets...............       3,999      11,285      36,119       47,463        46,444           46,007
Long-term obligations......         955       8,319       4,420       13,300        18,058           17,341
Shareholders' equity.......           -           -      23,020       18,736        12,618           11,644
Net assets (2).............       1,554       1,323           -            -             -                -

(1) See Note 2 of Notes to Financial Statements for information concerning the computation of basic and diluted net income (loss) per share.
(2) Net assets represents divisional investment during the time the Company operated as a division of Lau.
(3) 1997 amounts reflect the impact of charges of $7.6 million for investments in technology, services and markets.
(4) December, 1998 amounts reflect the impact of charges of $230 for restructuring, $1,321 for the early adoption of SOP 98-5, Reporting on the Costs of Start-Up Activities, and $2,322 to revise project margins and contract cost-to-complete estimates. June 1998 amounts reflect the restructuring charge and SOP adoption.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the "Selected Financial Data" on page 12 and the financial statements and notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" on page 5, as well as those discussed in the section below entitled "Certain Factors that may Affect Future Results." The cautionary statements made herein should be read as being applicable to all related forward-looking statements in this prospectus.

Overview

     Viisage is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions. We focus on identification solutions that improve personal convenience and security, deter fraud and reduce identification program costs. We combine our systems integration and software design capabilities with our proprietary software and hardware products and other industry standard products to create complete customized solutions. These turnkey solutions integrate image and data capture, create relational databases, incorporate multiple biometrics and improve customers' ability to move and manage information. Applications can include driver's licenses, voter registration, national ID's, law enforcement, social services, access control and PC network and internet access security. To date, our primary customers have been government agencies with particular emphasis on U.S. drivers licensing agencies. Since Viisage's inception in 1993, we have captured approximately 30% of the domestic driver's license market. Our products annually produce more than 20 million identification documents approximately 1,500 locations in 12 states. We have also provided services under subcontracts for projects in Jamaica, the Philippines and for the U.S. Immigration and Naturalization Service.

     Viisage began operations in 1993 as a division of Lau Technologies ("Lau"), a provider of systems integration services and products for sophisticated electronic systems. In November 1996, Lau transferred substantially all of the assets, liabilities and operations of the division to us and we completed our initial public offering. Lau currently owns 65% of Viisage.

     Since 1997, our revenue growth has slowed due primarily to lengthening procurement cycles in our principal markets and a strong competitive marketplace. We believe that the acceptance of digital identification technology in recent years, our commitment to providing customized solutions for our customers needs, our expertise in facial imaging and biometric solutions and our proprietary software and hardware products will continue to contribute to our growth.

     Effective June 1, 1998, we reorganized our operations to create a separate biometrics division to respond to the growing market interest in biometric solutions. The biometrics division is focused on product, market and channel development activities in three principal areas: facility access control; PC network and internet access security; and real-time large database identification and verification of individuals. The systems integration and identification card division (SI division) focuses on our public sector markets and serves as a channel to existing customers and the public sector for our biometric technologies.

     We are engaged in one business, the development and implementation of digital identification systems and solutions. As discussed above, since June 1, 1998, we have operated in two segments. Amounts for the biometrics division prior to the reorganization are not material or meaningful.

     The SI division provides systems and services principally under contracts that have five to seven year terms and provide for several annual renewals after the initial contract term. Contracts generally provide for a fixed price for the system and/or for each card produced. Contract prices vary depending on, among other things, design and integration complexities, the nature and number of workstations and sites, the projected number of cards to be produced, the size of the database, the level of post-installation support and the competitive environment. Substantially all of our revenues are currently derived from the SI division's public sector customers and contractors to such customers. We believe for the foreseeable future that we will continue to derive a significant portion of our revenues from a limited number of large contracts. For the years ended December 31, 1996, 1997 and 1998 and the six months ended June 27, 1999, two customers, one customer, three customers and three customers, respectively, each accounted for more than 10% of the our revenues and an aggregate of 50%, 46%, 40%, and 50% of revenues for each of the periods, respectively.

     Our results of operations are significantly affected by, among other things, the timing of award and performance on contracts. As a result, our revenues and income may fluctuate from quarter to quarter, and comparisons over longer periods of time may be more meaningful. Our results of operations are not seasonal since contracts are awarded and performed throughout the year. However, we believe our public sector business is subject to cyclical procurement delays that may be related to state-wide election cycles. Biometric division revenues have not been material to date and operations are not expected to be seasonal.

Results of Operations

Six Months Ended June 27, 1999 and June 28, 1998
------------------------------------------------

     Revenues. SI division revenues are derived principally from systems implementation, card production and related services under multi-year contracts. Biometrics division revenues are derived principally from software development and services. Revenues increased 20% to $9.1 million compared to $7.6 million for the same period in 1999. Revenues for 1999 relate solely to the SI division and reflect the impact of new business awards in the second half of

1998.

     Project Costs and Margin. SI division project costs consist primarily of hardware, consumables (printer ribbons, cards, holographic overlays, etc.), system design, software development and implementation labor, maintenance and overhead. As a percentage of revenues, project costs decreased to 83% for 1999 from 87% for the comparable period in 1998. As discussed more fully under the discussion for the year ended 1998, project costs for 1999 reflect the impact of lowering project margin estimates in the third and fourth quarters of 1998, as well as the impact of new business on the overall revenue mix. Project costs for 1998 include approximately $283,000 of start-up costs and $50,000 of restructuring costs. Project costs for 1998 do not reflect the impact of margin adjustments made at the end of 1998. Project margin increased 61% to $1.6 million (17% of revenues) from $976,000 (12% of revenues) for the same period in 1998. This improvement reflects the changes in project costs discussed above. Biometrics division project costs consist primarily of labor and related overhead. Biometrics division project costs for the periods were not material.

     Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related costs and professional service fees for marketing, bid and proposal and customer support activities. SI division sales and marketing expenses, excluding non-recurring charges, decreased 86% to $185,000 from $1,278,000 for the comparable period in 1998. Total sales and marketing expenses for 1998 include restructuring costs of approximately $170,000. The decrease in SI division sales and marketing expenses for 1999 reflects the restructuring and related headcount reductions, the allocation of certain marketing resources to the biometrics division beginning in June 1998, more focused marketing efforts and our on-going cost reduction efforts. As a percentage of revenues, SI division sales and marketing expenses, excluding non-recurring charges, were 2% of sales compared to 17% for the same period in 1998. Biometrics division sales and marketing expenses for 1999 were $85,000 and $245,000, respectively.

     Research and Development. Research and development expenses consist principally of payroll and related costs, outside services and materials utilized for product and software development activities that are not related to specific projects. There were no SI division research and development expenses for 1999 or 1998. Biometrics division research and development expenses were $167,000 compared to $119,000 for the same period in 1998. Such amounts do not include amounts for specific projects that are allocated to project costs and do not reflect the benefits we receive under license arrangements from the research and development efforts of Lau Technologies and the Massachusetts Institute of Technology for projects that are not directly related to us.

     General and Administrative. General and administrative expenses consist principally of payroll and related costs for executive management, finance and administrative personnel and outside professional fees and are shared by our two divisions. General and administrative expenses decreased 4% to $995,000 from $1,035,000 for the same period in 1998. As a percentage of revenues, general and administrative expenses were 11% of revenues compared to 14% for the same period in 1998.

     Interest Expense. The increase in net interest expense to $1,073,000 from $768,000 for the same period in 1998 reflects increased borrowings and rates during 1999.

     Income Taxes. We did not record any tax benefit for the 1999 and 1998 losses due to the uncertainty of when such benefit will be realized.

Year ended December 31, 1998 and 1997
-------------------------------------

     Charges and Accounting Change. During the first quarter of 1998, we recorded charges of approximately $230,000 related to a restructuring to reduce expenses in line with our revised plan for 1998. Approximately $50,000 of such charges are included in project costs, $170,000 are included in sales and marketing expenses and $10,000 are included in general and administrative expenses in the statement of operations. During the third and fourth quarters of 1998, we recorded charges of $472,000 and $1,850,000, respectively, to revise project margins and contract cost-to-complete estimates. Approximately $2,222,000 of such charges are included in project costs and $100,000 are included in general and administrative expenses in the statement of operations.

     We elected early adoption of Statement of Position No. 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities, which requires start-up costs to be expensed as incurred rather than capitalized. We previously capitalized certain start-up costs as pre-contract costs under SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and charged such costs to contracts upon award. As required, the adoption of SOP 98-5 has been made effective as of the beginning of the year. The cumulative effect of the change in accounting principle of $1,038,000 was recorded as a one-time charge in our results for the year. Project costs also include start-up costs of $283,000 which were incurred in the first quarter of 1998.

     Revenues. Revenues decreased 45% to $16.3 million for 1998 from $29.4 million in 1997. This decrease reflects the slowdown in new business awards during 1997 and 1998. Biometrics division revenues for the period were approximately $500,000, all of which were earned under a subcontract from Lau.

     Project Costs and Margin. As a percentage of revenues, SI division project costs, excluding charges and accounting change, increased to 82% for 1998 from 71% for 1997. This increase reflects the impact of lower margin contracts in the overall revenue mix and overhead variances resulting from lower than anticipated 1998 revenues. Including charges and accounting change, project costs increased to 98% for 1998 compared to 89% for 1997. This increase reflects the charges discussed above which are due in part to enhancements to central production operations and technology and transitioning to an in-house maintenance organization during 1998. Project margin, excluding charges and accounting change, decreased 66% to $2.9 million (18% of revenues) for 1998 from $8.5 million (29% of revenues) for 1997. This decrease reflects lower revenues in 1998 and the increases in project costs discussed above. Including charges and accounting change, project margin decreased 91% to $302,000 (2% of revenues) compared to $3.3 million (11% of revenues) for 1997. Biometrics division project costs for 1998 were $516,000, including a portion of the overhead variances discussed above.

     Sales and Marketing. Sales and marketing expenses, excluding charges, decreased 23% to $2.0 million from $2.6 million for 1997. This decrease reflects the reduction in headcount and related expenses in connection with the restructuring mentioned above. Including charges, sales and marketing expenses decreased 55% to $2.2 million for 1998 compared to $4.9 million for 1997. As a percentage of revenues, sales and marketing expenses, excluding charges, increased to 12% for 1998 from 9% for 1997 due to the decrease in 1998 revenues discussed above. Including charges, sales and marketing expenses were 14% for 1998 compared to 17% for 1997. Sales and marketing expenses since the reorganization for the biometrics division were $380,000.

     Research and Development. Research and development expenses increased 135% to $358,000 for 1998 from $152,000 for 1997. Expenditures for 1998 and 1997 relate primarily to our facial recognition products. Such amounts do not include amounts for specific projects that are allocated to project costs and do not reflect the benefits we receive under license arrangements from the research and development efforts of Lau Technologies and the Massachusetts Institute of Technology for projects that are not directly related to us.

     General and Administrative. General and administrative expenses, excluding charges, remained constant at approximately $2.1 million for 1998 and 1997. Amounts for 1998 reflect the restructuring and reorganization charges discussed above and the related transfer of certain management expenses to general and administrative expenses. Including charges, general and administrative costs increased 7% to $2.3 million. As a percentage of revenues, general and administrative expenses, excluding charges, increased to 13% for 1998 compared to 7% for 1997 due primarily to lower revenues in 1998. Including charges, general and administrative costs were 14% of revenues.

     Interest Expense. The increase in net interest expense to $1.7 million for 1998 from $441,000 for 1997 reflects increased borrowings during 1998 and a reduction in interest earned on cash equivalents in 1998.

     Income Taxes. We did not record any tax benefit for the 1998 or 1997 losses due to the uncertainty of whether such benefit will be realized.

Year ended December 31, 1997 and 1996
-------------------------------------

     Fourth Quarter Charge. During the fourth quarter of 1997, we recorded charges of approximately $7.6 million related to investments in technology, services and markets that are expected to benefit current and future customers and result in future revenues. These investments relate principally to upgrades and enhancements to older systems, enhancements to central production and data management capabilities and enhancements to certain systems to facilitate the future use of facial recognition technologies. These investments demonstrate our commitment to our customers and to being a leading provider of biometric identification solutions. Approximately $5.3 million of such charges are included in project costs and $2.3 million are included in sales and marketing expenses in the statement of operations.

     Revenues. Revenues increased 18% to $29.4 million in 1997 from $25.0 million in 1996. This increase was due to an increase in the number of contracts being performed during 1997. Revenues are derived principally from systems implementation, card production and related services.

     Project Costs and Margin. As a percentage of revenues, project costs, excluding charges, decreased to 71% for 1997 from 78% for 1996. This decrease reflects cost savings on design, development and implementation activities related to new contracts. Including charges, project costs increased to 89% for 1997. Project margin, excluding charges, increased 56% to $8.5 million (29% of revenues) from $5.5 million (22% of revenues) for 1996, reflecting the impact of newer contracts on the overall revenue mix for 1997. Including charges, project margin decreased 40% to $3.3 million (11% of revenues).

     Sales and Marketing. Sales and marketing expenses, excluding charges, increased 43% to $2.6 million from $1.9 million in 1996. This increase principally reflects the addition of marketing personnel during the second half of 1996 and the first half of 1997. Including charges, sales and marketing expenses increased 166% to $4.9 million in 1997. As a percentage of revenues, sales and marketing expenses, excluding charges, increased to 9% from 7% for 1996 due to such expenses increasing at a greater rate than revenues during 1997. Including charges, sales and marketing expenses increased to 17% for 1997.

     Research and Development. Research and development expenses decreased 35% to $152,000 in 1997 from $235,000 in 1996, and remained constant as a percentage of revenues at approximately 1% each year. Expenditures for 1997 and 1996 relate primarily to our facial recognition products. Such amounts do not include amounts for specific projects that are allocated to project costs and do not reflect the benefits to we receive under license arrangements from the research and development efforts of Lau Technologies and MIT for projects that are not directly related to us.

     General and Administrative. General and administrative expenses increased 12% to $2.1 million in 1997 from $1.9 million in 1996. The increase in expenses was due primarily to public company expenses for a full year in 1997 and additional personnel added in 1997. As a percentage of revenues, general and administrative expenses decreased to 7% in 1997 from 8% in 1996 due to revenues increasing at a greater rate than such expenses in 1997.

     Interest Expense. The decrease in net interest expense to $441,000 in 1997 from $714,000 in 1996 principally reflects the interest earned on cash equivalents during 1997 as well as the reduced level of borrowings during the first half of 1997 compared to the first half of 1996.

     Income Taxes. We did not record any tax benefit for the loss in 1997 due to the uncertainty of when such benefit will be realized. Income tax expense for 1996 related principally to corporate taxes for the period following the transfer discussed above and a deferred tax charge of $110,000 relating to the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of the transfer date.

  Liquidity and Capital Resources

     At June 27, 1999, working capital was $11.7 million compared to $11.1 million at December 31, 1998. Costs and estimated earnings in excess of billings, a component of working capital, includes approximately $9 million and $8 million expected to be billed and collected after June 27, 2000 and December 31, 1999, respectively.

     For the six months ended June 27, 1999, operating and investing activities provided cash of approximately $170,000 and $94,000, respectively, which was used to repay capital lease obligations. For the year ended December 31, 1998, operating and investing activities utilized cash of approximately $3.8 million and $5.4 million, respectively, principally to fund operating losses and increases in project assets. Financing was provided primarily by long-term borrowings and the project lease financing arrangement referred to below.

     At December 31, 1998, we were not in compliance with certain covenants included in our revolving credit and lease financing facilities. During the first quarter we received waivers of such violations from our lenders and our covenants were modified in line with our current operating plan. At June 27, 1999, we have a revolving credit facility with a commercial bank that provides for borrowings of up to $10 million through September 30, 1999, $9 million through December 31, 1999, and $6.5 million through June 30, 2000 at the prime rate plus 1%. We have approximately $9,224,000 outstanding under this credit facility at June 27, 1999. The revolving credit facility is secured by substantially all of our assets and requires us to maintain certain financial ratios and minimum levels of earnings and tangible capital funds, as defined. As of June 27, 1999, we are in compliance with these covenants. The revolving credit facility also requires us to raise funds, as needed, from other sources to cover biometrics division expenses. These sources are expected to include a combination of biometrics division revenues, subordinated debt and equity capital.

     We also have a system project lease financing arrangement with a commercial leasing organization. Pursuant to this arrangement, the lessor purchases certain of our digital identification systems and leases them back to us for deployment with identified and contracted customers approved by the lessor. The lessor retains title to systems and has an assignment of our rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under this arrangement, the lessor bears the credit risk associated with payments by our customers, but we bear performance and appropriation risk and are generally required to repurchase a system in the event of a termination by a customer for any reason except credit default. Viisage is also required to maintain certain financial ratios and minimum levels of tangible capital funds, as defined. As of June 27, 1999, we are in compliance with these covenants. These project lease arrangements are accounted for as capital leases. The current arrangement provides for project financing of up to $15.0 million. At June 27, 1999, we had approximately $13.6 million outstanding under the lease financing arrangement. We also have a similar project lease financing arrangement with Lau that provides for up to $3.1 million of capital lease financing in 1999.

     We believe that we will meet our debt covenants. However, this expectation is dependent in part on achieving business forecasts and raising funds to cover biometrics division expenses. If we do not meet such covenants, the bank and the lessor could require immediate repayment of amounts outstanding.

     During the third quarter of 1998, we issued 300,000 shares of common stock to Lau for $2.00 per share or $600,000. We also issued 509,091 options to Lau during the third quarter as a financing fee for Lau's guarantee of certain capital lease financing drawdowns. The options are exercisable through August 2001 at $2.75 per share. In November 1998, we issued an $800,000, 4% convertible subordinated note to Lau. The note and related accrued interest are convertible into our common stock at any time prior to October 15, 1999 at $1.58 per share. In May 1999, we received a commitment from Lau to lend us up to $2,000,000 in exchange for a 4% convertible subordinated note through February 2000. Amounts drawn under the note, with Lau's consent, and related accrued interest are convertible at Lau's option into shares of our common stock at any time prior to December 31, 2000 at $1.26 per share. In May 1999, we borrowed $1,000,000 under this commitment. We plan to raise additional funding, as needed, from other sources.

     In July 1999, we completed a $1.5 million private placement of series A convertible preferred stock (the "preferred stock") and warrants with a private equity fund. The preferred stock accrues dividends at 7% per annum, payable in cash or stock at our option upon conversion. Subject to certain limits on the number of shares the holder can convert at any one time, the holder can convert up to 50% of the preferred stock into shares of our common stock beginning six months after closing and the balance beginning nine months after closing.
Shares can be converted at the lesser of $3.00 per share or 85% of the market price prior to conversion of our common stock for conversions within ten months from the closing date or 77% of the market price prior to conversion for conversions after ten months from the closing date. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on June 30, 2002. We have the right at any time to redeem the preferred shares. This transaction was an exempt transaction under Section 4(2) of the Securities Act of 1933, as amended. In connection with this transaction, we paid an investment banking fee of $112,500 and warrants to purchase 75,000 shares of our common stock, exercisable for three years, at an exercise price of $1.79 per share which was 130% of the then current closing price of our common stock. We also issued warrants to purchase 75,000 shares of our common stock, exercisable for three years, at an exercise price of $1.58 per share to the investor.

     We have historically not made substantial capital expenditures for facilities, office and computer equipment and have satisfied our needs in these areas principally through leasing.

     We believe that if we meet our business forecast for 1999, cash flows from available borrowings, project leasing, operations and capital raising will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. There can be no assurance, however, that additional capital will be available on favorable terms or at all. If we are unable to obtain additional capital, as needed, on acceptable terms we may be unable to take full advantage of future opportunities or respond to competitive pressures, which could adversely affect our business, financial condition and results of operations. Failure to obtain additional capital could also result in violation of debt and project lease financing covenants.

Market Risk

     Except for our revolving credit facility, which has a variable interest rate, we have no material exposure to market risk that could affect our future results of operations and financial condition.

Year 2000

     We continue to assess the potential impact of the year 2000 on our internal business systems, products, and operations. Our year 2000 initiatives include
(i) testing and upgrading internal business systems and facilities; (ii) testing and developing necessary upgrades for our current product and certain discontinued products; (iii) contacting key suppliers, vendors, and customers to determine their year 2000 compliance status; and (iv) developing contingency plans.

     Our accounting and information systems provider, Lau, has advised us that its internal business systems are year 2000 compliant. We expect that our facilities will be year 2000 compliant by the end of 1999 and the owners of such facilities will remedy problems encountered, if any.

     We believe that all of the material products that we currently sell are year 2000 compliant or can be made compliant with minor modifications. However, as many of our products are complex, interact with third-party products, and operate on computer systems that are not under our control, there can be no assurance that we have identified all of the year 2000 issues with our current products. We are continuing to test and evaluate such products and may offer upgrades to alternative products where reasonably practicable.

     Viisage is in the process of identifying and contacting suppliers, vendors, and customers that are believed to be significant to our business operations in order to assess their year 2000 readiness. As part of this effort, we are using questionnaires relating to year 2000 compliance and intend to follow-up and monitor the year 2000 compliant progress of significant suppliers, vendors, and customers that indicate that they are not year 2000 compliant. We also intend to develop a contingency plan that will allow our primary business operations to continue despite disruptions due to year 2000 issues. These plans may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As we continue to evaluate the year 2000 readiness of our products and significant suppliers, vendors, and customers, we will modify and adjust our contingency plan as may be required.

     To date, costs incurred in connection with the year 2000 issue have not been material. We do not expect total year 2000 remediation costs to be material, but there can be no assurance that we will not encounter unexpected costs or delays in achieving year 2000 compliance. If any of our material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, we might also be materially adversely affected. While we are attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 issues will not have a material adverse impact on our business, operations, or financial condition.

Certain Factors That May Affect Future Results

     We operate in an environment that involves a number of risks, some of which are beyond our control. Forward-looking statements in this document and those made from time to time by our senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing technology, competitive conditions, system performance, management of growth, dependence on key personnel, risks of year 2000 issues, and general economic and political conditions and other factors affecting spending by customers.

Inflation

     Although certain of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial results to date.

Accounting Pronouncements

     There are no accounting pronouncements pending adoption that are expected to have a significant impact our current disclosures.

                                   BUSINESS

Overview

     Viisage is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions.

     Our identification systems and solutions improve personal convenience and security, deter fraud and reduce identification program costs. We create complete customized solutions by combining our systems integration capabilities, software design capabilities, proprietary software and hardware products, and standard products in the industry. Our turnkey solutions (1) integrate image and data capture, (2) create relational databases, (3) incorporate multiple biometrics, and (4) improve customers' abilities to move and manage information. Customers can apply our technology to:

     .  drivers' licenses
     .  voter registration cards
     .  national identification cards
     .  law enforcement and corrections applications
     .  social services applications
     . facility access control and surveillance, and . personal computer network and internet access security.

     Our biometrics division develops and markets biometrics technology that includes our patented facial recognition products used for access control, PC network and internet access security and the real-time large database identification and verification of individuals. Our "Face-in-the-Crowd" products can recognize real-time facial images in a crowd from video and can be used for access control and surveillance applications. We focus on facial images as a key biometric because the human face is a unique and prominent feature, and a digital camera easily captures a facial image. In addition, most individuals can visually verify human facial features without special training.

     Viisage was formed in 1993 as a division of Lau, a systems integration services and products provider for sophisticated electronic systems. In November 1996, Lau transferred substantially all of the assets, liabilities and operations of the division to Viisage. At that time, we also completed an initial public offering. Lau currently owns 65% of Viisage and remains our technology partner.

Industry Background

     Most people need proper identification on a daily basis. The desire for personal convenience, the significant and increasing costs of fraud, and the growing concern over declining personal security have created the global need for effective identification solutions.

For example, an individual can use a fake driver's license to create multiple identities, commit fraud, evade law enforcement and engage in other criminal activities. Additionally, individuals can compromise security systems by fraudulently obtaining a password or identity card and using it to gain unauthorized access to facilities, networks or information. The development of photographic identification cards encapsulated within laminated pouches attempted to combat such fraud and tampering. However, individuals can replicate photographic identification cards using widely available advanced color copiers and printers, and laminated pouches have proven easy to delaminate.

     There exists an increasing demand for digital identification systems to replace the existing systems due to advances in, and the acceptance of, digital technology. Digital systems enable the fabric of the card to capture information and images through the use of dye-sublimation techniques. The benefits of digital systems are that:

     . digital cards are significantly more resistant to tampering than laminated pouches

     . customers can store information in, and later access information from the card itself, through the use of bar codes, magnetic stripes and "smart" cards (cards which contain computer chips)

     . digital systems also facilitate the storage of information in computer databases, and thereby reduce the need for manual record-keeping, file cabinets, and cumbersome indexing systems, and

     . digital systems can be networked to enable customers to share up-to-date information and distribute it across geographic and organizational boundaries. The ability to move and manage information increases personal convenience for system users.

     Additionally, identification systems using biometrics, or unique biological characteristics, to verify personal identities improve personal convenience, improve security, and deter fraud. Biometric identifiers include:

     .  facial images
     .  fingerprints
     .  iris scans
     .  retinal scans
     .  voice data, and
     .  hand geometry.

Each of these biometrics has limitations relative to accuracy, ease of use, and availability. Facial recognition has unique advantages over other biometrics in that it is the most accurate, non-intrusive biometric technology. Moreover, unlike other biometric identifiers, it is the most intuitive way to recognize people and is one of the easiest biometrics to collect both overtly and discreetly through photography. Facial recognition technology is therefore a practical means of personal identification.

     As the technology relating to applications for digital identification systems and biometrics becomes more sophisticated and user-friendly, the public's demand for the applications increases. For example, multiple licensing or other agencies, including departments of motor vehicles, exist in most American states. These agencies have a need for secure identification cards and identification and verification solutions.

     We believe that public and commercial sector applications for digital identification systems and biometrics include:

     .  national identifications
     .  driver's licenses
     .  law enforcement
     .  voter registration
     .  social services
     .  access control
     .  personal computer network and internet access security
     .  automated teller machines
     . retail point-of-sale transaction processing, and . administration of health care benefits.

The Viisage Solution

     We operate our business through two separate divisions - a systems integration and identification card division ("SI Division") that delivers secure quality identification solutions, and a biometrics division that responds to the growing market demand for biometric solutions.

     Our SI Division develops and implements digital identification systems and solutions and serves as a channel for the biometrics division to the public sector. The SI Division produces identification cards that are virtually tamper-proof. It also implements facial recognition technology and other biometrics with and without cards for the real-time identification and verification of individuals.

     The SI Division offers our customers "instant issue" systems which produce identification cards on location in minutes. Central production systems receive the information electronically from the point of capture, produce cards from a secure off-site processing location, and then mail the cards to recipients within several days. The SI Division card systems capture the facial images in digital format at the Image Capture Workstation and can thereby provide the content (face bases) for identification and verification applications. The personal computer-based workstation often incorporates the SI Division's proprietary SensorMast unit. See "Products and Services" on page 26. Our workstations are compact and self-contained, and we typically network them to a central image storage device, central card production unit and other remote devices using an existing network, custom designed data communications or the World Wide

Web. This flexibility makes the Image Capture Workstation ideal for instant issue, central production, mobile use and multiple site systems.

     Additionally, we can use our Quality Advisor to assess image quality at the point of capture. In an instant issue system, dye-sublimation printers produce single-piece, tamper-resistant identification cards. Alternatively, in a central production system, a high speed manufacturing unit produces the cards, and an integrated card delivery unit prepares the cards for mailing. Central production systems incorporate the SI Division's proprietary Visual Inspection System for quality control of all cards produced. Every system delivers top quality, tamper-resistant identification cards customized to meet the customer's information, delivery and security needs. We also offer our customers a wide range of optional features, including:

     .  bar codes
     .  holographic overlays
     .  ghost imaging
     .  ultraviolet or micro preprinting
     .  smart cards, and
     .  a number of other security and information features.

     The biometrics division develops our biometric technologies in cooperation with Lau, our principal shareholder and technology partner. We particularly focus on facial recognition technology. We believe that the facial image is a key biometric because the human face is a unique and prominent feature that most individuals without special training can verify visually. Digital cameras can also easily capture the image of the human face. The biometrics division concentrates on developing technology for three principal areas:

     .  facility access control and surveillance
     . personal computer network and internet access security, and . real-time large database products.

We are involved in several on-going facial recognition identification projects, including projects with the Massachusetts Department of Transitional Assistance, Wisconsin Department of Corrections, Illinois Secretary of State, and as a subcontractor to Lau for a police surveillance system in Western Europe.

Products and Services

SI Division
-----------

     The SI Division has developed the following proprietary products and related software:

     . SensorMast. The SensorMast is a fully-integrated, secure tower unit which incorporates computer-controlled image capture equipment. The equipment includes:

          .  commercially available digital cameras
          .  adjustable lighting
          .  frame grabbers
          .  step motors
          . fingerprint and signature capture devices, and . bar code readers.

      An integrated version includes the computer in the SensorMast.

     . Visual Inspection System. The Visual Inspection System automatically evaluates cards produced by the SI Division's central production systems. Its evaluation determines whether the image and data on a person's identification card corresponds to the information about that person in the system database. If the information does not match, the Visual Inspection System rejects the printed card and identifies the defect for immediate corrective action. This system incorporates robotics, high-speed cameras and sophisticated software to automate an activity otherwise performed manually. The Visual Inspection System is therefore a potential cost-effective technology for customers.

     . Viisage Quality Advisor. Customers can use our Viisage Quality Advisor to ensure proper image quality. This software product instantly and precisely assesses image quality against desired standards. We immediately reject images that fail to meet such standards.

     We also integrate our systems with and into our customers' existing software, hardware and computing environments and design customized software to deliver turnkey solutions to our customers.

     Our proprietary software controls the system and integrates the system components, including SensorMast, Visual Inspection System, and a variety of third party components and technologies which our customers use. The SI Division has designed software to support all current industry:

     . standard operating systems, such as Windows NT, Windows 95, Unix and OS/2
     .  network protocols, such as Novell Netware, TCP/IP and SNA
     . database products, such as Sybase or Oracle, and . client/server architectures.

     The SI division's software design and systems integration capabilities enable it to accommodate customers with special requirements in most computing environments.

     Customer Service and Support. In addition to installing its digital identification systems, the SI Division offers its customers extensive customer training, help desk telephone support, consumables procurement and management, and ongoing maintenance services. The SI

Division's service and support teams, which vary depending on the customer and contract, rely on the expertise of our software and hardware engineers. In some cases, we have contracted with third party service organizations to provide maintenance support.

Biometrics Division
-------------------

     Viisage and Lau have enhanced the facial recognition technology initially developed by Professor Alex Pentland of the Massachusetts Institute of Technology ("MIT"). We have developed products for access control, surveillance, and real-time large database identification and verification of individuals. We each license the underlying MIT technology for our respective markets through Facia Reco Associates Limited Partnership ("Facia Reco"), an entity which Dr. Pentland formed. Although Dr. Pentland's software serves as the basis of our facial recognition technologies, we believe that the proprietary software which we developed over the last five years is essential to making these technologies commercially viable.

     Our patented facial recognition software offers customers the ability to create unique identification solutions which enhance existing identification solutions and offer opportunities for new applications. Our software uses a sophisticated algorithm to translate facial characteristics into a unique number or eigenface. Our system uses the eigenface for identification, a one-to-many search of a database, and verification, a one-to-one match to a specific stored image. Our facial recognition products are unique because they are scaleable to databases of millions of faces.

     We offer several facial recognition software systems that customers can utilize in virtually any solution that requires identification or verification of an individual. For example, Viisage's identification software instantly calculates an individual's eigenface identifier, and searches an existing database of millions of records in less than 10 seconds for similar images. Our Face-in-the-Crowd technology finds and identifies specific individuals in a crowd by searching real-time for a match between individuals in the field and images in a database. When a match is located, the system tracks the individual and reports to the user. Early adopters of our identification and Face-in-the-Crowd technology use the software for access control, fraud reduction, surveillance and law enforcement applications. Customers can also use the software with other biometrics, personal identification numbers and identification cards, or by itself for a variety of applications.

     We envision a day when society will be free from access cards, keys, personal identification numbers and signatures, and your face will be the private, secure and convenient password of choice.

Research and Development
------------------------

     We have developed proprietary software in prior years to support all current industry standard operating systems and networking environments. We have also developed proprietary image capture products and inspection products for our card-based identification systems. We believe that these products will support our card-based identification system offerings in the foreseeable future. We record development costs for specific projects as project costs, and costs that do not benefit specific projects as research and development expenses. We have not capitalized any software development costs because the costs which we have incurred subsequent to attaining technological feasibility have been immaterial.

     Our current development activities focus on our facial recognition products and further commercialization of our facial recognition technology. In addition to our own development efforts, we have benefited, and expect to continue to benefit, from Lau's on-going research and development and from certain research activities at MIT. We also benefit from research and development activities which the manufacturers of components integrated into our systems conduct. For the years ended December 31, 1996, 1997, 1998 and for the first six months of 1999, research and development expenses were $235,000, $152,000, $358,000 and $167,000, respectively. Such figures do not include amounts for specific projects that we allocate to project costs, or the cost of others' research and development activities from which we benefit.

Sales and Marketing Process

SI Division
-----------

     The SI Division markets its products through its internal sales force. The SI Division strategically partners with lending systems integrators and service organizations. Internationally, we form partnerships with established quality local or multinational companies. These alliances provide us with access to such organizations' existing relationships and marketing resources, and with credibility in new markets. Our engineering department supports the internal sales staff by providing pre- and post-sale technical support to customers. This support entails:

     .  conducting joint customer calls
     .  defining solutions for customers
     .  designing systems for proposal activity
     . supporting the implementation process, and . providing post-implementation support.

The SI Division also uses its program managers to identify opportunities with existing customers and coordinate related selling efforts.

     The SI Division provides systems and services generally for five to seven years under contracts that include several annual renewal options. The contracts usually establish a fixed price for the system and/or for each card produced. Contract prices vary depending on, among other things:

     .  design and integration complexities
     .  the nature and number of workstations and sites
     .  the projected number of cards the customer intends to produce

     .  the size of the database
     . the level of post-installation support required, and . the competitive environment.

     The SI Division's systems are generally provided to public sector customers through a formal bidding process. The sales and marketing personnel regularly conduct visits and attend industry trade shows to identify bid opportunities, particular customer preferences, and to establish and cultivate relationships. Agencies may require several years to secure funding for systems, complete the request for proposal and bid processes, execute actual contracts, and install systems. Our customers may also seek to modify the system either during or after its implementation.

     We believe that long sales cycles in our public sector markets will continue and will require the commitment of marketing resources and investments of working capital. We also believe, though, that the long sales cycles serve as a barrier for smaller companies to enter the market and provide us with early indicators of potential competitors for particular projects. Shorter sales and implementation cycles may be involved for existing public and private sector customers.

Biometrics Division
-------------------

     The biometrics division is a software content provider. Our sales force and business development activities focus on establishing original equipment manufacturer and other distribution arrangements with vendors, systems integrators and service organizations that serve our principal market areas. The SI Division and Lau also serve as marketing channels for the division's products. The biometrics division's engineering department provides technical support for the division's sales and channel development activities.


Manufacturers and Suppliers

     Contract manufacturers, including Lau, manufacture proprietary subsystems and assemblies to our specifications. We purchase other non-proprietary system components, such as personal computers, printers and related components, from third-party vendors. We generally purchase major contracted assemblies from single vendors to ensure high quality, prompt delivery and low cost. We have occasionally experienced delays due to unavailability of component parts and assemblies. Consequently, we qualify second sources for most components, contracted assemblies and purchased subsystems, and at least identify alternative sources of supply. We believe that our systems' open architecture facilitates necessary or desirable substitution of components or software.

Intellectual Property

     We develop and customize technology to meet our customers' requirements, and also utilize patented technology and trade secrets that Lau has developed. We have an exclusive, perpetual, irrevocable, paid-up royalty-free worldwide license to use all of the technology that Lau owns or controls relating to our business. This license does not include the field that controls human entry through doorways, gates, turnstiles, or similar thresholds in and to buildings or facilities located on United States federal government property, or property of any other national government, through use of apparatus at the entry point ("federal access control field"). Lau ownership of intellectual property includes:

     .  a U.S. patent on a card production system which we use that expires in
        2014
     . a number of U.S. patent applications in process for facial recognition technologies
     .  a copyright for SensorMast
     . a copyright application filing for our Visual Inspection System and related proprietary software, and
     . foreign patent applications, which correspond to three of the U.S. patent applications.

     We also license patented technology and trade secrets from Facia Reco relating to de-duplicating or querying databases which we or our sublicensees create, control and/or manage and which directly or indirectly utilize personal identification cards. Such license excludes federal access control. Our license agreement with Facia Reco provides that we pay a royalty of $350 per machine copy that incorporates the licensed technology. Until June 1, 2001, we must pay a minimum annual royalty of approximately $21,000 for the U.S. rights, and an amount ranging from $21,000 to $42,000 per year for the foreign rights. This license expires when the final patent included in the license expires. The license also includes Facia Reco's rights to use MIT's patented facial recognition technology exclusively through June 1, 2001, except for certain research rights and rights MIT granted to sponsors of the MIT Media Lab. Thereafter, Facia Reco's patent license from MIT extends to 2010 on a non-exclusive basis. MIT has also applied to extend its patent rights to certain jurisdictions in Europe and in Singapore. Further, at Lau's request and expense, the U.S. Patent and Trademark Office broadened claims for the MIT patent.

     We have registered the "Viisage" trademark with the U.S. Patent and Trademark Office.

Customers and End Users

     The following lists and categorizes our material customers and end users as of September 30, 1999:


STATE DEPARTMENTS                            OTHER STATE AND LOCAL AGENCIES
OF MOTOR VEHICLES
- Arizona Department of Social Services      - Connecticut Department of Transportation
- Arkansas Office of Driver Services         - Massachusetts Department of Transitional Assis
- Florida Department of Highway Safety       - New York Department of Social Services*
  and Motor Vehicles*                        - Ohio Department of Public Safety

- Illinois Secretary of State                  - Wisconsin Department of Corrections
- Massachusetts Registry of Motor Vehicles
- New Mexico Department of Taxation and
  Revenue
- North Carolina Department of Transportation
- Ohio Bureau of Motor Vehicles
- Wisconsin Department of Transportation
- South Carolina Department of Public Safety

FEDERAL AGENCIES                               FOREIGN CONTRACTS

- U.S. Immigration and Naturalization          -Commission on Elections of the Republic
     Service*                                  of the Philippines*
                                               -Electoral Office of Jamaica

(* By subcontract)

     For the years ended December 31, 1996, 1997 and 1998 and the six months ended June 27, 1999, two customers, one customer, three customers and three customers, respectively, each accounted for more than 10% of the our revenues and an aggregate of 50%, 46%, 40%, and 50% of revenues for each of the periods, respectively.

Backlog

     We measure our backlog based on signed contracts, subcontracts and customer commitments for which we have not yet recognized revenue. Backlog does not include amounts for phase-outs or other extension opportunities included in such contracts. Accordingly, backlog is not necessarily indicative of future revenue. Our customers can cancel a substantial amount of our backlog at any time without penalty, except for the recovery of our actual committed costs and profit on work performed through the cancellation date. Our failure to meet an agreed-upon schedule could also lead to the cancellation of the related order. Several factors may create substantial fluctuations in backlog from time to time, such as:

   .  the timing of contract awards
   .  the timing of contract performance
   .  size of the project, and
   .  modifications to contract awards.

Therefore, we do not consider backlog a meaningful indicator of future financial performance.

     As of June 27, 1999, our backlog was approximately $55 million, compared to approximately $59 million as of December 31, 1998. We expect to earn approximately 24% of our backlog as of July 27, 1999 during the remainder of the current fiscal year.

Government Contacts

     Government contracts are generally subject to termination for convenience or lack of appropriation at the election of the subject agency. As of December 31, 1998, amounts subject to future negotiation were not material.

Competition

     The market for Viisage's products and services is extremely competitive. We expect this competition to intensify as the markets in which we sell our products and services continue to develop. In some cases, we may have a significant competitive disadvantage because we may be competing with an entity that has a pre-existing relationship with a potential customer.

SI Division.
-----------

     The SI Division largely faces competition in the identification systems market for both digital and conventional systems from Polaroid Corporation. In 1998, Polaroid acquired a former competitor, NBS Imaging Systems, Inc.

     We believe that competition in the digital identification systems market is based primarily upon the following factors:

     .  price
     .  service support
     .  systems and product performance, and
     . flexibility in terms of accommodating customer needs, architectures, platforms, systems and networks.

The relative importance of each factor depends upon the specific customer and situation involved. Substantially all of the SI Division's sales to new customers have been the result of competitive bidding pursuant to public sector procurement rules. The bidding process generally increases the importance of price as a competitive factor. We believe that our competitive advantage is cost effectiveness, quality, reliable and consistent service, systems integration and software design capabilities, and a responsive corporate structure.

Biometrics Division.
-------------------

     In the field of biometric identification technology, we compete with other facial recognition providers as well as other providers of biometric solutions. For example, public agencies, and law enforcement agencies in particular, have long used fingerprint recognition solutions. Other current suppliers of facial recognition solutions are software development firms. We expect that as the market for biometric solutions develops, companies with significant resources and capabilities may enter the market and our competition will intensify.

Employees

     As of September 30, 1999, we employed 60 people. We supplement our employee forces with independent contractors and temporary employees. As of September 30, 1999, we employed 1 independent contractor and 12 temporary employees, 5 of whom provided services through temporary placement agencies. None of our employees are represented by labor unions, and we believe that we have a good relationship with our employees.

Properties

     In February 1997, Viisage moved to facilities located in Littleton, Massachusetts. We currently use approximately 15,000 square feet of space and have access to common areas under the terms of a Use and Occupancy Agreement with Lau through February 2002. See "Relationship and Certain Transactions With Lau Technologies" on page 35. We believe that our facilities are in good condition, are suitable and adequate for our present operations, and that suitable space is available if Lau does not extend such lease.

Legal Proceedings

     We do not believe that any legal matters exist that would have a material adverse effect on our business, financial condition or results of operations.

          RELATIONSHIP AND CERTAIN TRANSACTIONS WITH LAU TECHNOLOGIES

     Prior to 1996, we operated as the Viisage Technology Division of Lau. Viisage Technology, Inc. was incorporated in Delaware on May 23, 1996. On November 6, 1996, Lau transferred substantially all of the assets and liabilities of its Viisage Technology Division to us in exchange for shares of our common stock. Immediately following that transfer, we completed an initial public offering.

Asset Transfer Agreement

     Viisage and Lau entered into an Asset Transfer Agreement, as amended and restated as of August 20, 1996 (the "Asset Transfer Agreement"). Pursuant to the Asset Transfer Agreement, we issued to Lau 5,680,000 shares of common stock (comprising all of our outstanding common stock other than the shares sold in the initial public offering) in exchange for substantially all of the assets, properties and business formerly constituting the Viisage Technology Division of Lau. In connection with this transaction, we agreed to assume substantially all of Lau's obligations and liabilities relating to the Viisage Technology Division. Each party covenanted not to compete with the other for ten years. Our obligation not to compete with Lau is limited to the field of federal access control as defined in the Asset Transfer Agreement.

License Agreements

          We have entered into the following licensing agreements with Lau:

     . Amended and Restated License Agreement, dated August 20, 1996 which became effective November 6, 1996. Under that license agreement, Lau granted us an exclusive, perpetual, irrevocable, paid-up, royalty-free, worldwide license (with sublicensing rights) for all of the technology relating to the Viisage Technology Division at the time of transfer, and for all improvements to such technology. This license does not permit us to use the technology in the federal access control field as defined in the Asset Transfer Agreement.

     . License Agreement, dated February 23, 1998, pursuant to which we granted Lau a nonexclusive, nontransferable right to utilize certain of our proprietary technology to distribute Face-in-the-Crowd products in Europe.

     . License Agreement, dated as of March 31, 1999, pursuant to which we granted Lau a nonexclusive, nontransferable right to utilize certain of our proprietary technology to distribute Face-in-the-Crowd products for United States airports and federal agencies.

Administration and Services Agreement

     In connection with the asset transfer described above, we entered into an Administration and Services Agreement (the "Services Agreement") with Lau dated November 1, 1996. Under the Services Agreement, Lau provides certain general accounting, data processing, payroll, human resources, employee benefits administration and other executive services to us. The Services Agreement requires us to pay a monthly fee based on the estimated actual cost of such services and permits us to terminate selected services upon 30 days' written notice. The cost for these services was $636,000 and $177,000 for 1998 and the six months ended June 27, 1999, respectively.

Use and Occupancy Agreement

     We have also entered into a Use and Occupancy Agreement ("Use and Occupancy Agreement") with Lau dated November 1, 1996, which contains the terms and conditions relating to our continued use and occupancy of certain office space for our corporate headquarters. The Use and Occupancy Agreement requires us to pay our proportionate share of the cost of shared facilities and office services including rent, insurance, property, taxes, utilities, and other operating expenses, based on square footage or equipment we utilize. In February, 1997, we moved to larger facilities and extended the Use and Occupancy Agreement through February, 2002. The cost for facilities and services was $550,000 and $140,000 for 1998 and the six months ended June 27, 1999, respectively.

Additional Transactions

     We issued subordinated debt and options to Lau, as set forth in the section entitled "Security Ownership" on page 43. From time to time, we purchase certain system components and the services of technical personnel from Lau. The amounts for such components and services was approximately $1 million and $35,000 for 1998 and the six months ended June 27, 1999, respectively. In addition, Lau has provided us with equipment lease financing and has agreed, in certain circumstances, to guarantee certain of our contract obligations in exchange for stock options and cash compensation.

Policy on Affiliate Transactions

     We have adopted a policy, included in our bylaws, that all material transactions between Viisage, and our officers, directors, and other affiliates (including Lau and its affiliates) must:

 .    be disclosed by the officer, director or affiliate and approved by a majority of the disinterested members of our board of directors;

 .    be disclosed by the officer, director or affiliate and approved by vote of the stockholders; or

 .    be on terms no less favorable to us than could be obtained from unaffiliated third parties, and determined as fair to us by our directors or stockholders in accordance with the Delaware General Corporation Law.

                                  MANAGEMENT

Executive Officers, Directors and Significant Employees

     Our executive officers and directors, and their ages as of September 30, 1999, are as follows:

     Name                Age         Current Office Held
     ----                ---         -------------------
Thomas J. Colatosti       51         President and Chief Executive Officer
Iftikhar A. Ahmad         48         Vice President Engineering
Denis K. Berube           56         Chairman of the Board of Directors
Charles J. Johnson        44         Director
Charles E. Levine         46         Director
Harriet Mouchly-Weiss     56         Director
Peter Nessen              63         Director
Thomas J. Reilly          60         Director

     Thomas J. Colatosti, 51, became our President and Chief Executive Officer on November 3, 1998. From July 8, 1998 until November 3, 1998, Mr. Colatosti served as our Chief Operating Officer. Before that, he served as Vice President, Operations of Viisage, which he joined on December 30, 1996. From April 1995 through December 1996, Mr. Colatosti was President and Chief Executive Officer of CIS, a software and systems integration company. Mr. Colatosti held various finance, sales, and operations positions with Digital Equipment Corporation from 1973 to March 1995, serving as Vice President of the Northeast Region from 1993 through 1995, and Vice President of the Federal Systems Division from 1991 to 1993.

     Iftikhar A. Ahmad, 48, became our Vice President Engineering in March 1999. From November 1996 until March 1999, Mr. Ahmad was a Director in our Software Engineering Department. From January 1995 to November 1996, he was a senior consultant in Lau's Systems Engineering Department and prior to that he held various senior engineering positions at Digital Equipment Corporation.

     Denis K. Berube, 56, has been the chairman of our board of directors since our incorporation in 1996. He chaired the Advisory Board of the Viisage Technology Division of Lau since its formation in October 1995. Mr. Berube is Executive Vice President and Chief Operating Officer of Lau, which has employed him since 1990.

     Charles J. Johnson, 44, has served as a director of Viisage since its incorporation in May 1996. He earlier served on the Advisory Board of the Viisage Technology Division of Lau. Mr. Johnson is a principal of the law firm of Finnegan, Hickey, Dinsmoor & Johnson, P.C. in Boston, Massachusetts, which serves as counsel to us and Lau. Finnegan, Hickey, Dinsmoor & Johnson, P.C. will continue to provide legal services to us during 1999.

     Charles E. Levine, 46, has served as Chief Marketing and Sales Officer of Sprint PCS since January 1997. Mr. Levine served as Senior Vice President of Octel Services, a provider of voice systems services, from October 1994 through September 1996, after which he enjoyed a few months off before joining Sprint PCS. From October 1993 to October 1994, Mr. Levine was Chief Executive Officer and Director of CFT Systems, a company focusing on developing software for field-based utility workers. Mr. Levine was a Vice President at AT&T from February 1987 to October 1993, with marketing, product management, and general management responsibilities.

     Harriet Mouchly-Weiss, 56, has served as a director of Viisage since its incorporation in May 1996, and earlier served on the Advisory Board of the Viisage Technology Division of Lau. Ms. Mouchly-Weiss founded Strategy XXI Group, an international communications and consulting firm in January 1993. She has served as the managing partner of Strategy XXI since that time. From 1986 to December 1992, Ms. Mouchly-Weiss was President of GCI International, an international public relations and marketing agency.

     Peter Nessen, 63, has served as a director of Viisage since its incorporation in May 1996, and earlier served on the Advisory Board of the Viisage Technology Division of Lau. Mr. Nessen served as Chairman of the Board of NCN Financial Corporation, a private banking firm, since January 1995. From June 1993 through December 1994, Mr. Nessen was a Dean at Harvard Medical School, responsible for special projects. Mr. Nessen was Secretary of Administration and Finance for the Commonwealth of Massachusetts from January 1991 through May 1993. He also served as managing partner of a consulting practice in the Boston office of BDO Seidman LLP, a public accounting firm, from February 1990 through December 1990.

     Thomas J. Reilly, 60, has served as a director of Viisage since its incorporation in May 1996, and earlier served on the Advisory Board of the Viisage Technology Division of Lau. Mr. Reilly has been a self-employed financial consultant since December 1994. From June 1966 through November 1994, Mr. Reilly worked at Arthur Andersen LLP, a public accounting firm, and became a partner in 1975.

     Pursuant to our restated certificate of incorporation, our board of directors has set the number of directors at six. In addition, the restated certificate of incorporation provides that there shall be three classes of directors. Further, each director shall serve for a term of three years and until his or her successor is elected and qualified or until his or her earlier resignation, death, or removal. Our stockholders elect one class of directors at each annual meeting for a three year term.

     The Class I directors (whose terms expire in 2000) are Denis K. Berube and Charles E. Levine. The Class II directors (whose terms expire in 2001) are Charles J. Johnson and Harriet Mouchly-Weiss. The Class III directors (whose terms expire in 2002) are Thomas J. Reilly and Peter Nessen. There are no family relationships between any of our directors or executive officers.

Committees of the Board of Directors

     The board has established a compensation committee, audit committee, and marketing committee, all of which are comprised of outside directors.

     The Compensation Committee.  The compensation committee is comprised of Mr.
     --------------------------
Reilly (chair), Ms. Mouchly-Weiss, and Mr. Nessen, none of whom are officers or employees of Viisage. The compensation committee (1) reviews senior management performance, (2) recommends executive compensation, and (3) administers our Executive Incentive Compensation Plan, 1996 Management Stock Option Plan, as amended, and the 1997 Employee Stock Purchase Plan. During 1998, the compensation committee met three times.

     The Audit Committee.  The audit committee, comprised of Messrs. Nessen
     -------------------
(chair) and Reilly, (1) reviews the scope of our internal controls, (2) recommends the selection of our independent public accountants, (3) reviews the scope of the audit with the independent public accountants, and (4) reviews the results of the audit. During 1998, the audit committee met four times.

     The Marketing Committee.  The marketing committee, comprised of Ms.
     -----------------------
Mouchly-Weiss (chair), Mr. Johnson, Mr. Nessen, and Mr. Levine, reviews and makes recommendations regarding our marketing strategy and plans.

     We do not have a nominating committee of the board of directors, and the board of directors undertakes all nominating functions.

     Director Compensation

     Each director currently receives a monthly retainer of $3,000 payable in our common stock. We pay no additional fees for attending board or committee meetings.

     Directors also receive option grants for nonqualified options under our 1996 Director Stock Option Plan, as amended (the "Director Plan"). Options to purchase an aggregate 201,616 shares have been issued which enable each director to purchase 35,496 shares of common stock (except for Mr. Levine, who joined the board more recently and has options to purchase 24,136 shares), subject to adjustment as provided in the Director Plan and subject to various vesting requirements. Vesting occurs only if the option holder is serving on the board on the vesting date.

Executive Compensation

     The following table provides summary information concerning compensation of our Chief Executive Officer and each of the four other most highly paid executive officers during the fiscal years ended December 31, 1998, 1997, and 1996, if applicable.

--------------------------------------------------------------------------------------------------------------

                                      Annual Compensation/(1)/           Long Term
                                                                         Compensation
                                                                         Awards
--------------------------------------------------------------------------------------------------------------
Name and                Year          Salary        Incentive/(2)/       Securities       All Other
Principal               Ended                                            Underlying       Compensation/(3)/
Position /(1)/          12/31                                            Options (#)

--------------------------------------------------------------------------------------------------------------
Thomas J.                 1998        $179,000       $15,000             717,837          $  14,400
Colatosti,                1997        $172,600       $22,000             121,000          $  14,000
President
and Chief
Executive
Officer
--------------------------------------------------------------------------------------------------------------
Robert C.                 1998        $235,500         -----             233,270          $  21,000
Hughes,                   1997        $221,250         -----             629,000          $  17,000
Former                    1996        $220,000       $75,000             639,000          $  15,000
President
and Chief
Executive
Officer
--------------------------------------------------------------------------------------------------------------
William A.                1998        $192,600         -----             213,000          $  14,500
Marshall,                 1997        $180,000         -----             213,000          $  17,000
Former                    1996        $140,000       $47,000             213,000          $  74,000
Vice
President,
Chief
Financial
Officer and
Treasurer
--------------------------------------------------------------------------------------------------------------
Iftikhar A.               1998        $130,000         -----              35,000          $1,957.54
Ahmad,                    1997        $ 96,000       $28,000              35,000          $2,377.53
Vice                      1996        $ 96,000         -----               7,100          $2,243.32
President
Engineer-
ing
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Yona                      1998        $180,000         -----             284,000          $ 15,200
Wieder,                   1997        $180,000       $ 5,000             284,000          $ 14,000
Former                    1996        $ 79,000       $27,000             284,000          $163,000
Vice
President,
Marketing
and Sales
Worldwide
Public
Sector
--------------------------------------------------------------------------------------------------------------

(1) Mr. Ahmad, who joined Lau on July 24, 1995 and Viisage in 1996, became Vice President of Engineering in July 1998 (and served as Director of Software Engineering immediately prior to his promotion). Mr. Colatosti, who joined Viisage on December 30, 1996 (and served as Chief Operating Officer immediately prior to his promotion), became President and Chief Executive Officer on November 3, 1998, upon Mr. Hughes' resignation as President and Chief Executive Officer. Mr. Wieder joined Viisage on July 1, 1996 and continued through December 31, 1998. Compensation listed for 1996 includes amounts for the period we were the Viisage Technology Division of Lau Technologies. Mr. Marshall resigned as Vice President, Chief Financial Officer and Treasurer effective as of September 17, 1999.

(2) We currently maintain an Executive Incentive Compensation Plan for our executive officers and other key employees of to motivate members of our executive team. Each participant in the Executive Incentive Compensation Plan may receive a percentage of his or her base salary based upon Viisage's and each participant's individual performance, as determined by success in meeting established goals approved by the Chief Executive Officer, for individual goals, or the board of directors, for our goals. The compensation committee administers the plan.

(3) Amounts include 1998 401(k) plan match of $4,800 per listed person, $8,400 auto allowance, and various insurance benefit payments. Amounts also include relocation expenses of $66,000 for Mr. Marshall in 1996; and, for Mr. Wieder, $95,000 of consulting fees and $61,000 of commissions earned by Mr. Wieder for the 1996 period prior to his employment. We participate in Lau's 401(k) plan and pay our proportionate share of plan expenses based on the number of participants. The plan permits pre-tax contributions by participants of up to 15% of base compensation or the statutory limit. We may make discretionary contributions to the plan, subject to certain limits. Participants are fully vested in their contributions and vest 20% per year in employer contributions.

Employment Agreement

     We have an agreement with Mr. Colatosti that provides, among other terms, that we will pay Mr. Colatosti six months of current salary if we terminate his employment, except for cause or if an affiliate offers him commensurate employment. Mr. Colatosti is also subject to non-competition and non-solicitation provisions that, in general, survive one year beyond Mr. Colatosti's termination.

401(k) Plan

     We participate in Lau's 401(k) plan and pay our proportionate share of plan expenses based on the number of participants. The plan permits participants' pretax contributions of up to 15% of their base compensation. We may make discretionary matching contributions of up to 3% of base compensation. Participants are fully vested in their contributions and vest 20% per year in employer contributions. Our costs for this plan amounted to approximately $67,000, $95,000 and $70,000 for the years ended December 31, 1998, 1997 and
1996, respectively, and $37,000 for the six months ended June 27, 1999.

Stock Option Plans

     Under the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the "Plans"), the board of directors may grant incentive and nonqualified stock options to employees and officers, and nonqualified stock options to directors. Generally, the board grants incentive stock options at fair value, and the options are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The board grants nonqualified options at exercise prices which it determines. Options granted to date to directors vest over three years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in some cases, earlier if certain performance measures are met. The performance criteria are based on each $1 million increase in our value up to approximately $500 million, as adjusted. All options granted under the Plans expire ten years from the date of grant.

     At June 27, 1999, we had reserved 2,082,000 shares of common stock for issuance under the management plan, of which 365,000 shares are available for future grants. We had also reserved 202,000 shares of common stock under the director plan, all of which the board has granted.

     In connection with such options, we recognize compensation expense of approximately $420,000 over the estimated vesting period. The amount of compensation is calculated as the difference between the exercise price and the fair value of our business on the grant dates based on an independent third-party appraisal. The amount of compensation expense has been adjusted to give effect to the options canceled in 1998 and 1999. No stock compensation expense was recorded in 1997, 1998 or 1999 and $238,000 was recorded in 1996. During 1998, we adjusted the exercise price from $13.00 to $2.25 on 177,000 employee options, and from $6.25 to $2.25 on 21,000 options granted to certain management personnel.

Employee Stock Purchase Plan

     In 1997, we adopted the 1997 Employee Stock Purchase Plan and have reserved 140,000 shares of common stock for issuance under such plan. The purchase price is equal to the lesser of 85% of the closing price on the first or last day of periods defined in the plan. As of June 27, 1999, we had issued 31,304 shares, and options to purchase 23,493 shares of common stock at $1.01 per share were vested under the plan. We issued these shares in 1999.

Security Ownership

     The following table sets forth, as of September 30, 1999, the beneficial ownership of common stock by all directors, named executive officers, all directors and executive officers of Viisage as a group, and each person who is known to us to own 5% or more of our common stock.

====================================================================================================
Name and Address/(1)/                   Shares Beneficially                      Percentage
                                        Owned/(2)/
----------------------------------------------------------------------------------------------------
Joanna T. Lau/(3)/                      7,428,891                                    87%
----------------------------------------------------------------------------------------------------
Denis K. Berube/(4)/                    7,428,891                                    87%
----------------------------------------------------------------------------------------------------
Lau Technologies/(5)/                   7,380,550                                    86%
----------------------------------------------------------------------------------------------------
Thomas  J. Colatosti/(6)(7)/               90,104                                     1%
----------------------------------------------------------------------------------------------------
Iftikhar A. Ahmad/(6)(8)/                   4,435                                     *
----------------------------------------------------------------------------------------------------
Robert C. Hughes/(6)(9)/                  233,370                                   2.7%
----------------------------------------------------------------------------------------------------
William A. Marshall/(6)(10)/              113,983                                   1.3%
----------------------------------------------------------------------------------------------------
Yona Wieder/(6)(11)/                      123,826                                   1.4%
----------------------------------------------------------------------------------------------------
Charles J. Johnson/(6)(12)/                41,341                                     *
----------------------------------------------------------------------------------------------------
Harriet Mouchly-Weiss/(6)(13)/             41,541                                     *
----------------------------------------------------------------------------------------------------
Peter Nessen/(6)(14)/                      47,341                                     *
----------------------------------------------------------------------------------------------------
Thomas J. Reilly/(6)(15)/                  41,341                                     *
----------------------------------------------------------------------------------------------------
Charles E. Levine/(6)(16)/                 36,981                                     *
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
All directors and executive                8,203,154                               95.5%
officers as a group
(11 persons)(17)
----------------------------------------------------------------------------------------------------

* Less than one percent of the 8,585,745 shares issued and outstanding as of September 30, 1999.

(1) The address of all persons who are directors or executive officers is in care of Viisage at 30 Porter Road, Littleton, Massachusetts 01460. The address of Ms. Lau and Lau is in care of Lau Technologies, 30 Porter Road, Littleton, Massachusetts 01460.

(2) Unless otherwise noted, each person identified possesses sole voting and investment power over the shares owned.

(3) Consists of 7,380,550 shares held as described below by Lau, of which Ms. Lau owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 16,330 shares issuable to Denis K. Berube, the spouse of
Ms. Lau, pursuant to stock options, and 31,011 shares owned by Mr. Berube.   Ms.
Lau disclaims beneficial ownership of the 16,330 issuable shares and the 31,011 shares Mr. Berube owns.

(4) Consists of 7,380,550 shares described below Lau holds, of which Mr. Berube's spouse owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 16,330 shares issuable to Mr. Berube pursuant to stock options, and 31,011 shares owned by Mr. Berube. Mr. Berube disclaims beneficial ownership of the shares of common stock Lau holds and the 1,000 shares Ms. Lau owns.

(5) Consists of 5,478,000 shares Lau holds, which includes shares subject to Lau's lenders options to acquire an aggregate of 49,700 shares under certain conditions including reaching certain lending benchmarks; 1,333,459 shares issuable pursuant to subordinated convertible notes; and 569,091 shares pursuant to two option agreements.

(6) Represents shares of common stock issuable pursuant to stock options. The total number of shares issuable under total vested and unvested stock options granted to Messrs. Colatosti, Ahmad, Hughes, Marshall, Wieder, each director (except Mr. Levine), Mr. Levine, and all directors and executive officers as a group are 502,323, 77,100, 233,270, 111,751, 284,000, 35,496, 24,136, and
1,400,060, respectively.

(7) Consists of 89,904 shares issuable to Mr. Colatosti pursuant to stock options and 200 shares Mr. Colatosti's children hold. Mr. Colatosti disclaims beneficial ownership of his children's shares.

(8) Consists of 1,465 shares issuable pursuant to stock options and 2,970 shares that Mr. Ahmad directly owns.

(9) Consists of 233,270 shares issuable to Mr. Hughes pursuant to stock options and 100 shares owned by Mr. Hughes' son of majority age. Mr. Hughes disclaims beneficial ownership of his son's 100 shares.

(10) Consists of 111,751 shares issuable pursuant to stock options and 2,232 shares that Mr. Marshall directly owns.

(11) Consists of 117,126 shares issuable pursuant to stock options and 6,700 shares that Mr. Wieder directly owns.

(12) Consists of 16,330 shares issuable pursuant to stock options and 25,011 shares that Mr. Johnson directly owns.

(13) Consists of 16,330 shares issuable pursuant to stock options and 25,211 shares that Ms. Mouchly-Weiss directly owns.

(14) Consists of 16,330 shares issuable pursuant to stock options and 31,011 shares that Mr. Nessen directly owns.

(15) Consists of 16,330 shares issuable pursuant to stock options and 25,011 shares that Mr. Reilly directly owns.

(16) Consists of 4,970 shares issuable pursuant to stock options and 32,011 shares that Mr. Levine directly owns.

(17)  Represents shares described in Notes 4 and 7-16.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based solely on a review of reports provided to us for 1998 pursuant to
Section 16 of the Securities Exchange Act of 1934, and written representations that no reports were required, we believe that all of the reports required to be filed under Section 16 were timely filed.

Stock Options Granted During 1998

  The following table sets forth information concerning individual grants of stock options made during 1998 to our executive officers. It has not been our policy in the past to grant stock appreciation rights, and we granted no such rights in 1998.

Name             Number of      % of Total        Exercise     Expiration      Potential Realizable
                 Securities     Options           Price        Date            Value at Assumed
                 Underlying     Granted to        ($/share)                    Annual Rates of Stock
                 Options        Employees                                      Price Appreciation for
                 Granted/1/     in Year                                        Option Term/(2)/
                                                                                5%          10%
-----------------------------------------------------------------------------------------------------------
Thomas J.
Colatosti              596,837       67%              $0.9375    November 3,       $655,700      $1,375,500
                                                                 2008                     0
-----------------------------------------------------------------------------------------------------------
Robert C.              183,270       21%              $  2.96    February 1,          -----          ------
Hughes                  50,000        6%              $0.9375    2006
                                                                 November 3,       $ 54,900      $  115,200
                                                                 2008
-----------------------------------------------------------------------------------------------------------


(1) We granted options under the 1996 Management Stock Option Plan, as amended. Total of options granted does not include Employee Stock Purchase Plan options. One half of Mr. Colatosti's shares vest over 36 months, and one half vest in seven years, subject to accelerated vesting based upon increases in market capitalization over pre-determined benchmarks. Mr. Hughes' options have vested, 50,000 of which are subject to his remaining an employee through May 6, 1999. The compensation committee administers the Option Plan. Options under the Option Plan may be either (a) "incentive options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) options that do not qualify under Section 422 of the Code ("nonqualified options"). Our officers and key employees, but not directors, are eligible to receive options under the Option Plan. The exercise price of incentive options under the Option Plan may not be less than the fair market value of the underlying shares on the date of grant, except in the case of incentive options granted to holders of 10% or more of the total combined voting power of Viisage. In that case, the exercise price may not be less than 110% of such fair market value. The compensation committee determines the exercise price of nonqualified options at the time of option issuance. The compensation committee will determine the vesting schedule with respect to any grant of options. All options are subject to adjustment in certain events. Shares reserved for issuance under an option that is canceled or terminated, and shares that are used in payment of option exercise prices, may be restored and made available for reissuance of additional options under the Option Plan, subject to certain anti-dilution terms. The existing options contain reload option features.

(2)  The assumed rates are compounded annually for the full term of the options.

Stock Options Exercised During 1998

     The following table sets forth information concerning stock option exercises during 1998 and outstanding stock options held at the end of 1998 by our executive officers. No stock appreciation rights were exercised or outstanding during 1998.



Name                 Shares Acquired on   Value Realized   Number of Securities    Value of Unexercised
                     Exercise                              Underlying              In-the-Money Options
                                                           Unexercised Options     at 12/31/98 ($)
                                                           at 12/31/98             Exercisable/
                                                           Exercisable/            Unexercisable(1)
                                                           Unexercisable
-------------------------------------------------------------------------------------------------------
Thomas J. Colatosti         -----               -----          15,303/702,534           $2,595/183,917
-------------------------------------------------------------------------------------------------------
Robert C. Hughes            -----               -----            233,270/----           $ 15,625/-----
------------------------------------------------------------------------------------------------------
William A. Marshall         1,884(2)             $582         101,751/111,249              -----/-----
------------------------------------------------------------------------------------------------------
Iftikhar A. Ahmad           1,623(2)             $547            1,465/40,635              -----/-----
------------------------------------------------------------------------------------------------------
Yona Wieder                 -----               -----         117,126/166,874              -----/-----
------------------------------------------------------------------------------------------------------

(1) Based on the $1.25 closing price of our common stock on December 31, 1998 on the Nasdaq National Market System minus the respective option exercise price.
(2)  Acquired pursuant to the 1997 Employee Stock Purchase Plan.

Ten Year Option Repricing

     The following table sets forth information concerning stock option repricing during 1998 for one of our executive officers. No stock appreciation rights existed or were repriced during 1998.

===============================================================================================================
Name                 Date          Number of       Market      Exercise    New         Length of Original
                                   Securities      Price of    Price at    Exercise    Option Term Remaining
                                   Underlying      Stock at    Time of     Price ($)   at Date of Repricing
                                   Options         Time of     Repricing
                                   Repriced (#)    Repricing   ($)
                                                   ($)/1/
---------------------------------------------------------------------------------------------------------------
     Thomas J.       July 22,      100,000          $2.25        $  13      $2.25      Expires July 21, 2007,
     Colatosti       1998                                                              Subject to earlier
                                                                                       termination
                    --------------------------------------------------------------------------------------------
                     July 22,       21,000          $2.25        $6.25      $2.25      Expires December  8,
                     1998                                                              2007, Subject to
                                                                                       earlier termination
===============================================================================================================

(1) Based on the closing price of our common stock on July 21, 1998 on the Nasdaq National Market System.

                         DESCRIPTION OF CAPITAL STOCK

     Viisage's authorized capital stock consists of 20,000,000 shares of common stock, $.001 par value per share, 3,000 shares of series A convertible preferred stock, par value $.001 per share, and 1,997,000 shares of undesignated preferred stock, par value $.001 per share.

     As of September 30, 1999 there were 8,585,745 shares of common stock and 1,500 shares of series A convertible preferred stock issued and outstanding. All outstanding securities have been duly authorized and validly issued and are fully paid and nonassessable, and free of any preemptive or similar rights contained in our certificate of incorporation, as amended, or our bylaws, or in any other agreement to which we are a party.

Common Stock

     As of September 22, 1999, there were approximately 38 record holders of our issued and outstanding common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of outstanding preferred stock, if any, the holders of common stock are entitled to receive such dividends, if any, as our board of directors may declare. In the event that we liquidate, dissolve, or wind up our affairs, holders of common stock have the right to a ratable portion of our assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption, or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     Our board of directors is authorized to:

     . issue preferred stock in one or more series
     . establish the number of shares to be included in each series
     . fix the designations, powers, preferences and rights of the shares of each series, and
     . fix any qualifications, limitations or restrictions of each series.

     Because the board of directors has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, including voting rights, that are senior to the rights of the holders of common stock.

     On June 30, 1999, we issued 1,500 shares of series A convertible preferred stock to a private equity fund for $1.5 million. These shares accrue dividends at 7% per annum, payable in cash or stock at our option. One half of the shares are convertible after December 31, 1999 and the remaining shares are convertible after March 31, 2000. The private equity fund may convert $1.5 million in series A convertible preferred stock, plus accrued dividends, into our common stock at the lesser of:

     .  $3.00 per share
     . 85% of the market price if the conversion occurs on or before April 30, 2000, and
     .  77% of the market price if conversion occurs on or after May 1, 2000.

Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on June 30, 2002. We can redeem the series A preferred stock at any time.

Limitation of Liability and Indemnification Matters

     Our bylaws provide that, subject to limited exceptions, we will indemnify our directors and officers and may indemnify our other employees and other agents to the fullest extent permitted by Delaware law.

     In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Viisage and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief, would remain available under Delaware law. Each director will continue to be liable for:

     .  breach of the director's duty of loyalty to us

     . for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law

     . for acts or omissions that the director believes to be contrary to the best interests of Viisage or its stockholders

     . for any transaction from which the director derived an improper personal benefit

     . for acts or omissions involving a reckless disregard for the director's duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders

     . for acts or omissions that constitute an unexcused pattern of inattention amounting to abdication of the director's duty to us or our stockholders, and

     . for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Certain Provisions of our Charter and Bylaws

     Our certificate of incorporation and bylaws contain several features that could create difficulty for a third party attempting to acquire a controlling interest in Viisage. The certificate of incorporation grants the board of directors authority, without stockholder approval, to issue in one or more series up to 2,000,000 shares of preferred stock. Each series will have the number of shares, designations, preferences, voting powers, relative rights or privileges that the board determines. The rights of holders of common stock will be subject to the rights of holders of any preferred stock we issue. Our issuance of preferred stock may provide us with flexibility in connection with possible acquisitions and other purposes. However, a third party may face more difficulty acquiring a controlling interest in Viisage.

     The certificate of incorporation provides for the division of the board of directors into three classes with staggered three-year terms. See "Management" on page 37. The affirmative vote of the holders of two-thirds of the shares of our voting stock may remove directors only for cause. Only a majority of the directors then in office may fill any vacancy on the board, including a vacancy resulting from an enlargement of the board. Third parties attempting to acquire control of Viisage may also face difficulty due to the classification of the board, and due to the bylaws' limitations regarding removal of directors and filling of vacancies.

     The certificate of incorporation also provides that our stockholders may only take any required or permitted action if it is "properly brought" before an annual or special stockholders' meeting. Stockholder also may not take such action by written consent in lieu of a meeting unless the board has expressly approved the action and taking of action by consent in advance.

Our charter further provides that only the board, the chairman of the board or the chief executive officer may call special meetings of the stockholders. Under our bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with rigorous requirements regarding advance notice to us. These corporate governance provisions could delay consideration of actions which stockholders may desire until the next stockholders meeting, unless the board overrides the action-by-consent prohibition. These provisions may also discourage tender offers for our common stock, including tender offers at above market prices, because an offeror could only take stockholder action (such as electing new directors or approving a merger) at a duly called stockholders meeting, even if it acquired a majority of the voting securities.

     Finally, our charter and bylaws require the affirmative vote of the holders of at least two-thirds of the voting stock to amend or repeal any of the protective governance provisions described above.

Section 203 of the Delaware General Corporation Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless:

     . the board of directors approves the transaction resulting in a person becoming an interested stockholder, or the business combination, before the person becomes an interested stockholder;

     . the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

     . the board of directors and the holders of at least 66/2/3% of the corporation's outstanding voting stock on or after the date the person becomes an interested stockholder, approve the business combination at an annual or special meeting, excluding shares owned by the interested stockholder.

     An "interested stockholder" is defined as any person that is:

     . the owner of 15% or more of the outstanding voting stock of the corporation, or

     . an affiliate or associate of the corporation and owns 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is to be determined whether such person is an interested stockholder.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

Selling Stockholders

     The selling stockholders whose shares of common stock are being registered hereby are The Shaar Fund Ltd. ("Shaar"), Lau Technologies ("Lau"), J.P. Turner & Company, L.L.C ("JP Turner"), Citizens Financial Group, Inc. ("CFG") and William A. Marshall. No selling stockholder has any affiliation with Viisage or its officers, directors, promoters or principal shareholders, except for Lau, which currently owns 65% of Viisage and is our technology partner. Shaar is an investment fund that primarily invests in public companies and CFG is a bank holding company. Neither Shaar nor CFG is affiliated with any broker-dealer. J.P Turner is a registered broker-dealer and is thus deemed an "underwriter" as that term is defined in the Securities Act of 1933, as amended. Mr. Marshall is our former Chief Financial Officer and Treasurer. See also "Relationship and Certain Transactions with Lau Technologies" on page 35.

     We have agreed to file a registration statement under the Securities Act of 1933 to cover the sale of shares of our common stock that may be issued to the selling stockholders and to keep such registration statement effective for a period of one year from the date of this prospectus. We have also agreed to pay all expenses in connection therewith other than the brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

     The following table sets forth the name of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of September 30, 1999, the number of shares which may be offered for resale pursuant to this prospectus and the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders after the offering.

     The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.


-------------------------------------------------------------------------------------------------------------
Name of Selling      Shares of Common       Shares of Common       Number of Shares of     Percentage of
Stockholder          Stock Beneficially     Stock Being Offered    Common Stock            Shares of Common
                     Owned Prior to                                Beneficially Owned      Stock Beneficially
                     Offering (1)                                  After Offering(2)       Owned After
                                                                                           Offering(3)
-------------------------------------------------------------------------------------------------------------

JP Turner                   75,000               75,000(4)                   0                        0%
-------------------------------------------------------------------------------------------------------------
Shaar                    1,185,390            1,185,390(5)                   0                        0%
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Lau                      7,380,550              526,582(6)            6,853,968                      80%
-------------------------------------------------------------------------------------------------------------

CFG                         30,000               30,000(7)                    0                       0%
-------------------------------------------------------------------------------------------------------------
William A.                 113,983               10,000(8)              103,983(9)                  1.2%
Marshall
-------------------------------------------------------------------------------------------------------------

(1) Each of the parties listed has sole voting and investment power with respect to all shares of common stock indicated.
(2)  Assumes the sale of all the shares offered hereby.
(3) Based upon 8,585,745 shares of common stock issued and outstanding as of September 30, 1999.
(4) Consists of shares of our common stock which may be acquired by JP Turner upon the exercise of stock options at an exercise price of $1.79 per share.
(5) Consists of shares of common stock being registered on behalf of Shaar which may be issued upon (a) the conversion of the series A convertible preferred stock currently held by Shaar assuming an exercise price of $1.54 (77% of current market price) and (b) the exercise of stock options at an exercise price of $1.58 per share. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on June 30, 2002.

(6) Consists of shares of our common stock which may be acquired by Lau upon the conversion of a promissory note and accrued interest in the amount of $832,000 at a price of $1.58 per share.

(7) Consists of shares of our common stock underlying outstanding warrants exerciseable at a price of $4.00 per share.
(8) Consists of shares of our common stock which may be acquired by Mr. Marshall upon the exercise of stock options at an exercise price of $1.44 per share.
(9) Consists of 101,751 shares issuable pursuant to stock options which expire after December 17, 1999.

Plan of Distribution

     The distribution of the shares of common stock by a selling stockholder may be affected from time to time in one or more transactions on the Nasdaq National Market System (or any exchange on which the common stock may then be listed) in negotiated transactions, through private placements, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A selling stockholder may affect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from a selling stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A selling stockholder may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

     In order to comply with certain state securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     Viisage will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

                         TRANSFER AGENT AND REGISTRAR

     We have appointed Boston EquiServe Limited Partnership, an affiliate of BankBoston, as transfer agent and registrar of the Common Stock.

                                 LEGAL MATTERS


     Finnegan, Hickey, Dinsmoor & Johnson, P.C., Boston, Massachusetts will opine on our behalf as to certain legal matters in connection with the shares being registered hereby. Charles J. Johnson, one of our directors, is a member of the firm of Finnegan, Hickey, Dinsmoor & Johnson, P.C. See "Management" on page 37.

                                    EXPERTS

     The financial statements for the three years ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement under the Securities Act with respect to the shares of our common stock (the "Registration Statement"). This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the schedules and exhibits thereto. For further information about us and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. Copies of all or any part of the Registration Statement and exhibits and schedules thereto may be obtained from the Securities and Exchange Commission upon payment of the prescribed fees. Statements made in this prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy and information statements, and other information with the Securities and Exchange Commission. You may inspect and copy such reports, proxy and information statements and other information which we file at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies of such material from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, we are required to file electronic versions of these documents with the Securities and Exchange Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We intend to furnish our stockholders annual reports containing financial statements audited by independent public accountants.

                           VIISAGE TECHNOLOGY, INC.

                                     INDEX

                                                                            Page
                                                                            ----

Annual Financial Statements:
---------------------------

  Report of Independent Public Accountants................................. F-2

  Balance Sheets as of December 31, 1998 and 1997.......................... F-3

  Statements of Operations for the years ended December 31,
   1998, 1997 and 1996..................................................... F-4

  Statements of Changes in Shareholders' Equity/Net Assets
   for the years ended December 31, 1998, 1997 and 1996.................... F-5

  Statements of Cash Flows for years ended December 31,
   1998, 1997 and 1996..................................................... F-6

  Notes to Financial Statements ........................................... F-7

Interim Financial Statements:
----------------------------

  Condensed Balance Sheets as of June 27, 1999 and
   December 31, 1998....................................................... F-24

  Condensed Statements of Operations for the three months
   and six months ended June 27, 1999 and June 28, 1998.................... F-25

  Condensed Statements of Cash Flows for the six months ended
   June 27, 1999 and June 28, 1998......................................... F-26

  Notes to Condensed Financial Statements.................................. F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Viisage Technology, Inc.:

We have audited the accompanying balance sheets of Viisage Technology, Inc. as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholders' equity/net assets and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viisage Technology, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP



Boston, Massachusetts
March 19, 1999
 (except for note 6 for which
 the date is April 26, 1999)

                           VIISAGE TECHNOLOGY, INC.
                                BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                     DECEMBER 31,
                                                                           ------------------------------
                                                                                1998              1997
                                                                           -------------   --------------
ASSETS
Current Assets:
    Cash and cash equivalents (note 2)                                     $      166       $    1,611
    Accounts receivable                                                         4,285            3,171
    Costs and estimated earnings in excess of billings (note 2)                21,723           25,483
    Other current assets (note 3)                                                 683              423
                                                                           -------------   --------------
          Total current assets                                                 26,857           30,688
Property and equipment, net (note 4)                                           18,513           16,046
Other assets (note 3)                                                           1,074              729
                                                                           -------------   --------------
                                                                           $   46,444       $   47,463
                                                                           =============   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and accrued expenses (note 5)                         $    9,090       $   12,253
    Accrued and deferred income taxes (notes 2 and 9)                              27               16
    Subordinated debt (note 3)                                                    800                -
    Current portion of long-term debt (note 6)                                  2,054              549
    Obligations under capital leases (notes 6 and 7)                            3,797            2,609
                                                                           -------------   --------------
          Total current liabilities                                            15,768           15,427
Long-term debt (note 6)                                                         6,500            3,505
Obligations under capital leases (notes 6 and 7)                               11,558            9,795
                                                                           -------------   --------------
                                                                               33,826           28,727
                                                                           -------------   --------------

Commitments and contingencies (note 7)
 Shareholders' Equity (notes 1 and 10):
    Preferred stock, $.001 par value;
     2,000,000 shares authorized; none issued                                       -                -
    Common stock, $.001 par value;
     20,000,000 shares authorized; issued and outstanding
     8,383,000 in 1998 and 8,066,000 in 1997                                        8                8
    Additional paid-in capital                                                 24,157           23,072
    Retained earnings (deficit)                                               (11,547)          (4,344)
                                                                           -------------   --------------
          Total shareholders' equity                                           12,618           18,736
                                                                           -------------   --------------
                                                                           $   46,444       $   47,463
                                                                           =============   ==============


          The accompanying notes are an integral part of these financial statements.

                            VIISAGE TECHNOLOGY, INC.
                           STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------------
                                                                             1998            1997             1996
                                                                       -------------    --------------   --------------
Revenues                                                               $     16,259     $     29,388     $     24,971
Project costs (note 2)                                                       15,957           26,122           19,484
                                                                       ------------     ------------     ------------
          Project Margin                                                        302            3,266            5,487
                                                                       ------------     ------------     ------------
Operating expenses:
    Sales and marketing (note 2)                                              2,195            4,930            1,852
    Research and development                                                    358              152              235
    General and administrative (note 2)                                       2,247            2,105            1,880
                                                                       ------------     ------------     ------------
          Total operating expenses                                            4,800            7,187            3,967
                                                                       ------------     ------------     ------------
          Operating income (loss)                                            (4,498)          (3,921)           1,520
Interest expense, net                                                         1,667              441              714
                                                                       ------------     ------------     ------------
Income (loss) before income taxes and cumulative
  effect of change in accounting principle                                   (6,165)          (4,362)             806
Income taxes (notes 2 and 9)                                                      -                -              205
                                                                       ------------     ------------     ------------
Income (loss) before cumulative effect of change
  in accounting principle                                                    (6,165)          (4,362)             601
Cumulative effect of change in accounting principle (note 2)                 (1,038)               -                -
                                                                       ------------     ------------     ------------
          Net income (loss)                                            $     (7,203)    $     (4,362)    $        601
                                                                       ============     ============    =============

Basic net income (loss) per share before cumulative
    effect of change in accounting principle                           $      (0.75)    $      (0.54)   $        0.10
Basic net income (loss) per share                                      $      (0.88)    $      (0.54)   $        0.10
                                                                       ============     =============   =============
Weighted average common shares                                                8,175            8,060            6,022
                                                                       ============     =============   =============

Diluted net income (loss) per share before cumulative
    effect of change in accounting principle                           $      (0.75)    $      (0.54)   $        0.09
Diluted net income (loss) per share                                    $      (0.88)    $      (0.54)   $        0.09
                                                                       ============     ============    =============
Weighted average common shares                                                8,175            8,060            6,537
                                                                       ============     ============    =============

          The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.
           STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/NET ASSETS
                                (IN THOUSANDS)

                                                                             ADDITIONAL       RETAINED
                                              PREFERRED        COMMON          PAID-IN        EARNINGS
                                                STOCK           STOCK          CAPITAL        (DEFICIT)      NET ASSETS     TOTAL
                                           ------------  ------------  ---------------  ----------------   ------------  ----------
Balance, December 31, 1995                 $       -     $         -   $           -    $          -       $   1,323     $   1,323
    Net income                                     -               -               -               -             583           583
    Stock compensation expense                     -               -               -               -             166           166
    Net transactions with parent                   -               -               -               -          (1,372)       (1,372)
                                           ------------  ------------  --------------  ---------------     ----------    ----------
Balance, November 6, 1996                          -               -               -               -             700           700
    Issuance of common stock in
       exchange for net assets (note 1)            -               6             694               -            (700)            -
    Issuance of common stock in
       initial public offering (notes 1
       and 10)                                     -               2          22,228               -               -        22,230
    Net income                                     -               -               -              18               -            18
    Stock compensation expense                     -               -              72               -               -            72
                                           ------------  ------------  --------------  ---------------     ----------    ----------
Balance, December 31, 1996                         -               8          22,994              18               -        23,020
    Exercise of stock options (note 10)            -               -              78               -               -            78
    Net loss                                       -               -               -          (4,362)              -        (4,362)
                                           ------------  ------------  --------------  ---------------     ----------    ----------
Balance, December 31, 1997                 $       -     $         8   $      23,072    $     (4,344)      $       -     $  18,736
                                           ============  ============  ==============  ===============     ==========    ==========
    Issuance of stock options (note 3)             -               -             444               -               -           444
    Issuance of common stock (note 3)              -               -             600               -               -           600
    Exercise of stock options (note 10)            -               -              41               -               -            41
    Net loss                                       -               -               -          (7,203)              -        (7,203)
                                           ------------  ------------  --------------  ---------------     ----------    ----------
Balance, December 31, 1998                 $       -     $         8   $      24,157    $    (11,547)      $       -     $  12,618
                                           ============  ===========   ==============  ===============     ==========    ==========

          The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.
                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------------
                                                                                1998              1997              1996
                                                                          -------------   --------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                      $   (7,203)    $      (4,362)    $        601
    Adjustments to reconcile net income (loss) to net cash
    (used for) provided by operating activities:
       Depreciation and amortization                                            3,022             1,964              612
       Cumulative effect of change in accounting principle                      1,038                 -                -
       Stock compensation expense                                                   -                 -              238
       Changes in operating assets and liabilities:
           Accounts receivable                                                 (1,114)           (1,672)          (1,121)
           Costs and estimated earnings in excess of billings                   2,722            (9,038)          (7,767)
           Other current assets                                                  (260)              (85)            (338)
           Accounts payable and accrued expenses                               (2,005)            5,259            6,135
           Accrued and deferred taxes                                              11              (174)             190
                                                                          -------------   --------------   -----------------
                Net cash used for operating activities                         (3,789)           (8,108)          (1,450)
                                                                          -------------   --------------   -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of contract equipment converted to capital leases                 (5,244)           (7,800)          (3,965)
    Purchase of system assets                                                    (100)           (3,900)               -
    Additions to property and equipment                                          (145)             (453)            (275)
    Decrease (increase) in other assets                                            99               178             (907)
                                                                          -------------   --------------   -----------------
                Net cash used for investing activities                         (5,390)          (11,975)          (5,147)
                                                                          -------------   --------------   -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net revolving credit (repayments) borrowings                                8,554                 -           (6,656)
    Proceeds from long-term borrowings                                              -             4,100                -
    Proceeds from sale/leaseback of equipment                                   5,244             7,800            3,965
    Principal payments on long-term borrowings                                 (4,054)              (46)               -
    Principal payments on obligations under capital leases                     (2,651)           (1,311)            (497)
    Net proceeds from issuance of common stock                                    641                78           22,230
    Net transactions with parent                                                    -                 -           (1,372)
                                                                          -------------   --------------   -----------------
                Net cash provided by financing activities                       7,734            10,621           17,670
                                                                          -------------   --------------   -----------------

(Decrease) increase in cash and cash equilvalents                              (1,445)           (9,462)          11,073
Cash and cash equivalents, beginning of year                                    1,611            11,073                -
                                                                          -------------   --------------   -----------------
Cash and cash equivalents, end of year                                    $       166     $       1,611     $     11,073
                                                                          =============   ==============   =================
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for interest                                $     1,416     $         832     $        781
                                                                          =============   ==============   =================
    Cash paid during the year for income taxes                            $        68     $         122     $          -
                                                                          =============   ==============   =================
NON CASH ACTIVITIES:
    Issuance of stock options (note 3)                                    $       444     $           -     $          -
                                                                          =============   ==============   =================
    Issuance of subordinated debt in exchange for
       reduction of accounts payable                                      $       800     $           -     $          -
                                                                          =============   ==============   =================

                       The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1)  Business and Basis of Presentation

     Viisage Technology, Inc. (Viisage or the Company) is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions. The Company focuses on identification solutions that improve personal convenience and security, deter fraud and reduce identification program costs. Viisage combines its systems integration and software design capabilities with its proprietary software and hardware products and other industry standard products to create complete customized solutions. These turnkey solutions integrate image and data capture, create relational databases, incorporate multiple biometrics and improve customers' ability to move and manage information. Applications can include drivers licenses, voter registration, national ID's, law enforcement, social services, access control and PC network and internet access security.

     The Company is engaged in one business, the development and implementation of digital identification systems and solutions. Effective June 1, 1998, the Company reorganized its operations to create a separate biometrics division to respond to the growing market interest in biometric solutions. The biometrics division is focused on product, market and channel development activities in three principal areas: facility access control; PC network and internet access security; and real-time large database identification and verification of individuals. The systems integration and identification card division (SI division) focuses on Viisage's public sector markets and serves as a channel to existing customers and the public sector for the Company's biometric technologies. Since June 1, 1998, the Company has operated in two segments. Amounts for the biometrics division prior to the reorganization are not material.

     Viisage was incorporated in Delaware on May 23, 1996 as part of a planned reorganization of Lau Acquisition Corp. (Lau Technologies or Lau). On November 6, 1996, Lau Technologies completed the transfer of substantially all of the assets, liabilities and operations of its Viisage Technology Division to the Company in exchange for 5,680,000 shares of the Company's common stock (the Transfer) and, as discussed more fully in note 10, the Company completed its initial public offering in November 1996. The Company is currently an approximately 65% owned subsidiary of Lau Technologies. These transactions were between entities under common control and were accounted for using historical amounts in a manner similar to a pooling of interests. The financial statements for all periods presented prior to the Transfer reflect the financial position, results of operations and cash flows of the Viisage Technology Division business that comprise the Company. All changes in the Company's equity prior to the Transfer are reflected in net assets, which represent the net investment of Lau Technologies in the Company.

                           VIISAGE TECHNOLOGY, INC.

(1)  Business and Basis of Presentation (Continued)

     The statement of operations for 1996 reflects allocations for the costs of shared facilities and certain administrative services. Such costs and expenses were allocated to the Company based on actual usage or other methods that approximate actual usage. Management believes that the allocation methods were reasonable and that allocated costs and expenses approximate what such amounts would have been if the Company had operated on a stand-alone basis. As discussed more fully in note 3, the Company has agreements with Lau Technologies covering certain facilities, equipment and administrative services after the Transfer. Although the Company has not filed separate income tax returns for periods prior to the Transfer, income taxes presented in the financial statements for periods prior to the Transfer are computed on a separate return basis taking into consideration the tax-sharing arrangement with Lau Technologies described in note 2.

     The financial information included herein may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been had it been a separate, stand-alone company for the periods prior to the Transfer.


(2)  Summary of Significant Accounting Policies

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Contract Revenue and Cost Recognition

     The Company provides services principally under contracts that provide for a fixed price for the system and/or for each card produced. Revenue is recognized using the percentage of completion method based on labor costs incurred and/or cards produced. Contract losses, if any, are recognized in the period in which they become determinable. Costs and estimated earnings in excess of billings are recorded as a current asset. Billings in excess of costs and estimated earnings and accrued contract costs are recorded as current liabilities. Generally, contracts provide for billing when contract milestones are met and/or cards are produced. Retainages and amounts subject to future negotiation are not material. Costs and estimated earnings in excess of billings include approximately $8 million expected to be billed and collected after December 31, 1999.

                           VIISAGE TECHNOLOGY, INC.

(2)  Summary of Significant Accounting Policies (Continued)

     Charges and Accounting Change

     During the first quarter of 1998, the Company recorded charges of approximately $230,000 related to a restructuring to reduce expenses in line with the Company's revised plan for 1998. Approximately $50,000 of such charges are included in project costs, $170,000 are included in sales and marketing expenses and $10,000 are included in general and administrative expenses in the statement of operations. During the third and fourth quarters of 1998, the Company recorded charges of $472,000 and $1,850,000, respectively, to revise project margins and contract cost-to-complete estimates. Approximately $2,222,000 of such charges are included in project costs and $100,000 are included in general and administrative expenses in the statement of operations.

     The Company elected early adoption of Statement of Position No. 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities, which requires start-up costs to be expensed as incurred rather than capitalized. The Company previously capitalized certain start-up costs as pre-contract costs under SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and charged such costs to contracts upon award. As required, the adoption of SOP 98-5 has been made effective as of the beginning of the year. The cumulative effect of the change in accounting principle of $1,038,000 was recorded as a one-time charge in the Company's results for the year. Project costs also include start-up costs of $283,000, which were incurred in the first quarter of 1998.

     During the fourth quarter of 1997, the Company recorded non-recurring charges of approximately $7.6 million related to investments in technology, services and markets that are expected to benefit current and future customers and result in future revenues. These investments relate principally to upgrades and enhancements to older systems, enhancements to central production and data management capabilities and enhancements to certain systems to facilitate the future use of facial recognition technologies. Approximately $5.3 million of such charges are included in project costs and $2.3 million are included in sales and marketing expenses in the statement of operations.

     Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable and payable and short- and long-term borrowings, approximate fair values.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consisted of short-term repurchase agreements of $1,229,000 with a commercial bank. These investments are carried at cost, which approximates market value. At December 31, 1998, there were no short-term repurchase agreements.

                           VIISAGE TECHNOLOGY, INC.

(2)  Summary of Significant Accounting Policies (Continued)

     Accounts Receivable

     Accounts receivable are due principally from government agencies and contractors to government agencies. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. Based on management's review, a $100,000 allowance for doubtful accounts has been recorded for 1998. No amount was recorded for 1997.

     For 1998, 1997 and 1996, three customers, one customer, and two customers, respectively, each accounted for more than 10% of revenues individually, and approximately 40%, 46% and 50% in the aggregate of the Company's revenues, respectively.

     At December 31, 1998, 49% of accounts receivable and costs and estimated earnings in excess of billings related to two customers.

     Property and Equipment

     Property and equipment are recorded at cost or the lesser of fair value or the present value of minimum lease payments for items acquired under capital leases. Depreciation and amortization are calculated using the straight-line or usage-based methods over the estimated useful lives of the related assets that approximate five to seven years or the lease term, whichever is shorter.

     Research and Development

     Research and development costs are charged to expense as incurred.

     Software Development

     The Company reviews software development costs incurred in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. The Company has not capitalized any software development costs because development costs incurred subsequent to the establishment of technological feasibility have not been material.

     Costs related to software developed for internal use are expensed as incurred, except for externally purchased software which is capitalized and depreciated over its estimated useful life not to exceed five years.

                           VIISAGE TECHNOLOGY, INC.

(2)  Summary of Significant Accounting Policies (Continued)

     Income Taxes

     The Company's operations prior to the Transfer discussed in note 1 were included in the income tax returns of Lau Technologies, an S corporation. Income tax allocations for such periods have been calculated as if the Company were filing separate income tax returns taking into consideration that operating losses and tax credits have been utilized by the shareholders of Lau Technologies. Subsequent to the Transfer, the Company files separate tax returns. Any tax liability or refund that may arise for periods when the Company was a division of Lau Technologies is covered by a tax indemnification arrangement contained in the Asset Transfer Agreement executed in connection with the Transfer. The indemnification provides for Lau Technologies to pay or receive reimbursement from the Company for any tax adjustment relating to the Viisage Technology Division for all periods prior to the effective date of the Transfer if such adjustments will result in tax expense or tax benefit, as the case may be, to the Company.

     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Net Income (Loss) Per Share

     Basic net income (loss) per share is computed based on the weighted average common shares outstanding during the period. Diluted net income (loss) per share includes the dilutive impact of potential common stock.

     For 1998 and 1997, the diluted per share amounts do not reflect the impact of convertible debt or options outstanding for 2,784,531 and 1,770,550 shares, respectively, because their effect is antidilutive. For 1996, diluted net income per share reflects the 515,000 share dilutive effect of common stock options outstanding during 1996 using the treasury stock method. Except for the convertible debt and options referred to above, the Company does not have any other potential common stock.

     Stock-Based Compensation

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123, Accounting for Stock-Based Compensation, establishes a fair value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted as well as certain other information. See note 10 for required disclosures .

                            VIISAGE TECHNONOGY, INC.

(2)  Summary of Significant Accounting Policies (Continued)

     Other Accounting Pronouncements

     In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. These statements are effective for fiscal years beginning after December 15, 1997 and require certain additional disclosures. The adoption of these statements did not have a significant impact on the Company's current disclosures.

(3)  Other Related Party Transactions

     In connection with the Transfer discussed in note 1, the Company and Lau Technologies entered into an Administration and Services Agreement, a Use and Occupancy Agreement and a License Agreement.

     Under the Administration and Services Agreement, Lau Technologies provides general accounting, data processing, payroll, certain human resources, employee benefits administration and certain executive services to the Company. The agreement requires the Company to pay a monthly fee based on the estimated actual cost of such services and permits the Company to terminate selected services upon 30 days written notice. The annual fee for services is revised if the level of services is changed. The Company utilized the same allocation methods for prior periods. Amounts for 1997 reflect the use of additional services. The amounts for such services were approximately $636,000 in 1998, $864,000 in 1997 and $660,000 in 1996,
     respectively.

     The Use and Occupancy Agreement requires the Company to pay its proportionate share of the cost of shared facilities and office services including rent, insurance, property taxes, utilities and other operating expenses, based on square footage or equipment utilized. The annual fee for facilities and services is revised for changes in space utilized and in operating expenses. The amounts for facilities and services were approximately $550,000 in 1998, $512,000 in 1997 and $220,000 in 1996,
     respectively. Amounts for 1998 and 1997 reflect the use of additional space. See note 7 for lease information.

     Company employees participate in various Lau Technologies employee benefit plans. The Company pays its proportionate share of the costs of such plans based on the number of participating employees.

     Management believes the methods for allocating expenses and those costs related to shared facilities and equipment are reasonable and approximate what these costs would be on a stand-alone basis.

     The License Agreement grants the Company an exclusive, worldwide, royalty-free, paid-up, perpetual, irrevocable license to use proprietary technology used by the Viisage Technology Division at the time of the Transfer and improvements thereto. The license excludes the use of such technology for federal access control as defined in the License Agreement.

                            VIISAGE TECHNONOGY, INC.

(3)  Other Related Party Transactions (Continued)

     The Company purchases certain system components and technical personnel from Lau Technologies. The amounts for such components and services were approximately $1.0 million in 1998, $1.9 million in 1997 and $1.7 million in 1996. During 1998, the Company provided software development services as a subcontractor to Lau amounting to $500,000.

     At December 31, 1998 and 1997, the Company had approximately $596,000 and $23,000 of accounts receivable due from Lau Technologies, respectively, and approximately $906,000 and $713,000 of accounts payable due to Lau Technologies, respectively. The Company also has a 9% note receivable from Lau Technologies due in monthly installments of principal and interest of approximately $21,000 through February 28, 2002. At December 31, 1998 and 1997, approximately $197,000 and $194,000 of the note was included in other current assets, respectively, and the remaining balance of approximately $472,000 and $664,000 was included in other assets, respectively, in the accompanying balance sheet.

     During the third quarter of 1998, the Company issued 300,000 shares of Common Stock to Lau, its majority shareholder, for $2.00 per share or $600,000. The Company also issued to Lau options to purchase 509,091 shares of common stock during the year as a financing fee for certain guarantees of capital lease financing drawdowns. The options are exercisable at $2.75 per share through August 2001. The fair market value of the options was recorded as an addition to deferred financing costs and additional paid-in-capital.

     In November 1998, the Company issued an $800,000, 4% convertible subordinated note to Lau in exchange for amounts payable to Lau. The note and related accrued interest are convertible into the Company's common stock at any time prior to October 15, 1999 at $1.58 per share.

     The Company has a commitment from Lau for up to $2 million of additional funding which can be drawn, under certain conditions defined in the commitment, at various times through February 2000. In addition, Lau has agreed to provide up to $3.1 million of capital lease financing in 1999 for a certain contract.

     The Company has employment and noncompetition agreements with certain officers. Such agreements provide for employment and related compensation, and restrict the individuals from competing, as defined, with the Company during the terms of their respective agreements and for up to two years thereafter. The agreements also provide for stock options under the Company's stock option plan and for severance payments upon termination under circumstances defined in such agreements.

                            VIISAGE TECHNONOGY, INC.

 (4) Property and Equipment

     Property and equipment are summarized as follows (in thousands):

                                                          DECEMBER 31,
                                                        1998        1997

               Assets held under capital lease      $19,225         $13,981
               System assets                          4,000           3,900
               Computer equipment                       974             829
                                                    -------         -------
                                                     24,199          18,710
               Less--Accumulated depreciation         5,686           2,664
                                                    -------         -------
                                                    $18,513         $16,046
                                                    =======         =======

     During 1998 and 1997, the Company sold and leased back under capital leases approximately $5.2 million and $7.8 million, respectively, of system equipment used to produce identification cards for certain contracts.

     In October 1997, Viisage completed a System Sale, License and Subcontract Agreement (the Agreement) with Unisys Corporation (Unisys). Under the Agreement, Viisage purchased and licensed certain assets from Unisys and agreed to perform certain services as Unisys' subcontractor relating to a digital imaging system for the Florida Department of Highway Safety and Motor Vehicles. The purchase price was $4 million, consisting of $3.8 million paid in 1997 and two payments of $100,000 each, one made in December 1998 and the other to be made on October 1, 2000. In addition, Viisage agreed to additional contingent payments of up to $754,000 depending largely on Unisys' support of Viisage's efforts to generate incremental revenues from Florida state agencies. The purchase, including approximately $100,000 of transaction costs, was recorded using the purchase method of accounting and has been allocated to system assets which are being amortized over the estimated remaining useful life of the system.

(5)  Accounts Payable and Accrued Expenses

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                         DECEMBER 31,
                                                      1998          1997
               Accounts payable                      $3,112         $ 4,483
               Accrued contract costs                 5,235           6,700
               Accrued payroll and related taxes        138             170
               Accrued vacation                         219             285
               Other accrued expenses                   386             615
                                                     ------         -------
                                                     $9,090         $12,253
                                                     ======         =======

                            VIISAGE TECHNONOGY, INC.

(5)  Accounts Payable and Accrued Expenses (Continued)

     During 1998 and 1997, accrued capital lease interest of approximately $358,000 and $294,000, respectively, has been transferred from accounts payable and accrued expenses to obligations under capital leases.

(6)  Long-term Debt and Project Lease Arrangements

     In December 1998, the Company executed an amended and restated agreement with a commercial bank to provide a new revolving credit facility to the Company through June 2000. Outstanding term and revolving credit borrowings were repaid with funds from the new agreement at closing. At December 31, 1998 the Company was not in compliance with certain covenants included in its revolving credit and project lease financing facilities. The Company has received waivers of such violations from its lenders and commitments from its lenders to modify the Company's covenants in line with its current operating plan. In connection with the bank's commitment, the revolving credit facility will be amended to provide for borrowings of up to $10 million through September 30, 1999, $9 million through December 31, 1999 and $6.5 million through June 30, 2000 at the prime rate plus 1%. The facility is secured by substantially all of the Company's assets and requires the Company to maintain certain financial ratios and minimum levels of earnings and tangible capital funds, as defined. The revolving credit facility also requires the Company to raise funds, as needed, from other sources to cover biometrics division expenses. These sources are expected to include a combination of biometrics division revenues, subordinated debt and equity capital.

     Prior to December 1998, borrowings under the credit facility were unsecured and had interest rates ranging from prime to 8.1%.

     The Company also has a system project lease financing arrangement with a commercial leasing organization. Pursuant to this arrangement, the lessor purchases certain of the Company's digital identification systems and leases them back to Viisage for deployment with identified and contracted customers approved by the lessor. The lessor retains title to systems and has an assignment of Viisage's rights under the related customer contracts, including rights to use the software and technology underlying the related systems. Under this arrangement, the lessor bears the credit risk associated with payments by Viisage's customers, but Viisage bears performance and appropriation risk and is generally required to repurchase a system in the event of a termination by a customer for any reason except credit default. The Company is also required to maintain certain financial ratios and minimum levels of tangible capital funds, as defined. As discussed above, at year-end the Company was not in compliance with certain covenants, but has received waivers and a commitment to amend the covenants to be consistent with the Company's current operating plan. These project lease arrangements are accounted for as capital leases. The current arrangement provides for project financing of up to $15.0 million, which has been reduced from $25 million to reflect the Company's current operations. At December 31, 1998, the Company had approximately $14.8 million outstanding under the lease financing arrangement, and is currently negotiating additional project financing arrangements. Lau has agreed to provide up to $3.1 million of capital lease financing in 1999.

                            VIISAGE TECHNONOGY, INC.

(6)  Long-term Debt and Project Lease Arrangements (Continued)

     The Company believes that it will continue to meet its debt covenants. However, this expectation is dependent in part on achieving business forecasts and raising funds to cover biometrics division expenses. If the Company does not meet such covenants, the bank and the lessor could require immediate repayment of amounts outstanding. As discussed in note 3, the Company has a commitment from Lau for up to $2 million of additional funding.

(7)  Commitments and Contingencies

     Leases

     The Company leases certain equipment and facilities used in its operations and the shared facilities discussed in note 3. Rental expense for operating leases was approximately $212,000 in 1998, $212,000 in 1997 and $130,000 in
     1996.

     At December 31, 1998, approximate future minimum rentals under the lease for shared facilities and capital leases are as follows (in thousands):

                                                     CAPITAL    OPERATING
                                                     LEASES       LEASE
             Year Ending:
              1999                                   $ 4,726        $131
              2000                                     4,447         131
              2001                                     3,820         131
              2002                                     2,483          12
              2003                                     1,943           -
              Thereafter                               1,134           -
                                                     -------        ----
                  Total minimum lease payments        18,553        $405
                                                                    ====
             Less--Interest portion                    3,198
                                                     -------
                  Present value of net
                  minimum lease payments              15,355
             Less--Current portion                     3,797
                                                     -------
                                                     $11,558
                                                     =======


     Litigation

     The Company does not believe that there are any legal matters that would have a material adverse effect on its business, financial condition or results of operations.

                            VIISAGE TECHNONOGY, INC.

(8)  Retirement Plans

     The Company participates in the Lau Technologies 401(k) plan and pays its proportionate share of plan expenses based on the number of participants. The plan permits pretax contributions by participants of up to 15% of base compensation. The Company may make discretionary matching contributions of up to 3% of base compensation. Participants are fully vested in their contributions and vest 20% per year in employer contributions. The Company's costs for this plan amounted to approximately $67,000, $95,000 and $70,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company does not offer any postretirement benefits.

(9)  Income Taxes

     As discussed in notes 1 and 2, the Company was treated as an S corporation prior to the Transfer and operating losses and tax credits for prior periods have been utilized by the shareholders of Lau Technologies. In connection with the Transfer, the Company changed its tax status and recorded a deferred tax provision of $110,000 relating to the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of the Transfer date.

     The provision for income taxes for the year ended December 31, 1996 consisted of the following (in thousands):

                                    CURRENT       DEFERRED       TOTAL
                     Federal           $ 7          $132          $139
                     State              25            41            66
                                       ---          ----          ----
                                       $32          $173          $205
                                       ===          ====          ====


     There was no provision for income taxes for the years ended December 31, 1998 and 1997.

     A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                     1998      1997      1996
          Federal statutory rate                    (34.0)%   (34.0)%    34.0 %
          State taxes, net of federal benefit        (6.0)     (6.0)      6.0
          Valuation allowance recorded               40.0      40.0         -
          Subchapter S earnings not taxed               -         -     (28.0)
          Deferred taxes related to Transfer            -         -      14.0
          Other, net                                    -         -      (1.0)
                                                    -----     -----     -----
                                                        - %       - %    25.0 %
                                                    =====     =====     =====

                            VIISAGE TECHNONOGY, INC.

(9)  Income Taxes (Continued)

     The components and approximate tax effects of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                    1998         1997
          Deferred tax assets (liabilities):
             Net operating loss carryforwards for tax purposes    $ 4,363      $ 1,058
             Bases differences related to contract assets            (859)          33
             Property, plant and equipment                            (19)         245
             Accruals and other reserves                              242          228
             Other                                                      -            -
                                                                  -------      -------
          Net deferred tax asset before valuation allowance         3,727        1,564
          Valuation allowance                                      (3,727)      (1,564)
                                                                  -------      -------
          Net deferred tax asset                                  $     -      $     -
                                                                  =======      =======

     Due to the uncertainty surrounding the realization of the Company's net deferred tax asset, the Company has provided a full valuation allowance against this amount.

     At December 31, 1998, the Company had available estimated net operating loss carryforwards for federal tax purposes of approximately $10.9 million to reduce, subject to certain limitations, future income taxes. These carryforwards expire from 2111 to 2114 and are subject to review and possible adjustment by the Internal Revenue Service.

                            VIISAGE TECHNONOGY, INC.

(10) Shareholders' Equity

     Stock Option Plans

     Under the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the Plans), the Board of Directors may grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. Generally, incentive stock options are granted at fair value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. Options granted to date to directors vest over three years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in some cases, earlier if certain performance measures are met. The performance measures are based on each $1 million increase in Company value up to approximately $500 million, as adjusted. All options granted under the Plans expire ten years from the date of grant.

     At December 31, 1998, the Company has reserved 2,057,100 shares of common stock for issuance under the management plan of which 456,696 shares are available for future grants, and 176,620 shares of common stock under the director plan which have all been granted.

     In connection with such options, the Company is recognizing compensation expense of approximately $700,000 over the estimated vesting period. The amount of compensation is calculated as the difference between the exercise price and the fair value of the Company's business on the grant dates based on an independent third-party appraisal. No stock compensation expense was recorded in 1998 or 1997 and $238,000 was recorded in 1996. During 1998, the Company adjusted the exercise price from $13.00 to $2.25 on 177,000 employee options and from $6.25 to $2.25 on 21,000 options granted to certain management personnel. These options were treated as cancelled and reissued in the table that follows.

                            VIISAGE TECHNONOGY, INC.

(10) Shareholders' Equity (Continued)

     A summary of stock option activity under the Plans is as follows:

                                                                                                    WEIGHTED
                                                                                                    AVERAGE
                                                              SHARES         OPTION PRICE         OPTION PRICE
       Options outstanding, December 31, 1996               1,427,100      $   2.96 - $4.86             $ 3.20
          Granted                                             362,000          6.25 - 13.00              12.50
          Exercised                                           (10,732)                 2.96               2.96
          Cancelled                                            (7,818)                 2.96               2.96
                                                            ---------      ----------------             ------
       Options outstanding, December 31, 1997               1,770,550      $  2.96 - $13.00             $ 5.07
          Granted                                           1,109,077        0.625 - 4.4375               1.63
          Exercised                                            (1,465)                 2.96               2.96
          Cancelled                                        (1,113,335)         2.96 - 13.00               5.68
                                                            ---------      ----------------             ------
       Options outstanding, December 31, 1998               1,764,827         0.625 - 12.50             $ 2.53
                                                            =========      ================             ======

       Options exercisable, December 31, 1998                 550,715      $0.9375 - $12.50             $ 3.17
                                                            =========      ================             ======

       Options available for grant                            456,696
                                                            =========

     The following table summarizes information about outstanding options as of December 31, 1998:

                                         OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                                         -------------------                        -------------------
                                                      WEIGHTED        WEIGHTED                         WEIGHTED
                                                      AVERAGE         AVERAGE                          AVERAGE
                                                     REMAINING        EXERCISE                         EXERCISE
                  RANGE OF            NUMBER        CONTRACTUAL      PRICE PER         NUMBER          PRICE PER
              EXERCISE PRICES       OUTSTANDING         LIFE            SHARE        EXERCISABLE         SHARE
              $0.625 - $0.9375          656,837        9.8 years        $ 0.93            58,303          $ 0.94
                   2.00 - 2.96        1,013,020        7.5 years          2.79           467,412            2.95
                        4.4375           19,970        9.4 years          4.44                 -               -
                         12.50           75,000        8.4 years         12.50            25,000           12.50
                                      ---------                                          -------
                                      1,764,827                                          550,715
                                      =========                                          =======

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used are:

                                        1998            1997           1996
       Risk free interest rate        4.63 - 5.7%           6%           6%
       Expected dividend yield             -              -             -
       Expected lives                8 - 10 years      10 years      10 years
       Expected volatility                    74%          76%          66%

                            VIISAGE TECHNONOGY, INC.

(10) Shareholders' Equity (Continued)

     The total value of options granted from the Company's plans was computed as approximately $1.1 million for 1998, $3.7 million for 1997 and $4.2 million for prior periods, respectively. Of these amounts, approximately $1.4 million, $434,000 and $1.4 million would have been charged to operations for the years ended December 31, 1998, 1997 and 1996, respectively, for currently vested options and the remaining amounts, $5.8 million, $6.1 million and $2.8 million, would be amortized over the related vesting periods. The pro forma effect of SFAS No. 123 is as follows:

                                                                 1998              1997              1996
     Net income (loss), as reported                           $(7,203,000)      $(4,362,000)        $ 601,000
     Pro forma net loss                                        (8,566,000)       (4,796,000)         (225,000)
     Basic net income (loss) per share, as reported                 (0.88)            (0.54)             0.10
     Pro forma basic net loss per share                             (1.05)            (0.60)            (0.04)
     Diluted net income (loss) per share, as reported               (0.88)            (0.54)             0.09
     Pro forma diluted net loss per share                           (1.05)            (0.60)            (0.04)

     Employee Stock Purchase Plan

     In 1997, the Company adopted the 1997 Employee Stock Purchase Plan and reserved 70,000 shares of common stock for issuance under such plan. Purchase price is determined by taking the lower of 85% of the closing price on the first or last day of periods defined in the plan. As of December 31, 1998, 15,500 shares have been issued and options to purchase 9,471 shares of common stock at $1.06 per share were vested under the plan. These shares were issued in 1999.

(11) Business Segments, Geographical Information, and Concentration of Risk

     The Company is engaged in one business, the development and implementation of digital identification systems and solutions. Effective June 1, 1998, the Company reorganized its operations to create two separate divisions, a biometrics division and a systems integration and identification card division. Since June 1, 1998, the Company has operated in two segments. Amounts for the biometrics division prior to the reorganization are not material. The costs of shared facilities and certain administrative services have been allocated to each business based on actual usage or other methods that approximate actual usage. All other costs and expenses have been allocated to each business based on actual usage. The Company's accounting policies for its segments are the same as disclosed in Note 2. Management evaluates segment performance based on operating income.

     Substantially all of the Company's revenues are currently derived from the SI division's public sector customers and contractors to such customers. The Company believes for the foreseeable future that it will continue to derive a significant portion of its revenues from a limited number of large contracts. For the years ended December 31, 1998, 1997 and 1996, three customers, one customer and two customers, respectively, each accounted for more than 10% of the Company's revenues and an aggregate of 40%, 46% and 50% of revenues for each of the years, respectively.

                            VIISAGE TECHNONOGY, INC.

(11) Business Segments, Geographical Information, and Concentration of Risk (Continued)

                                                          1998         1997         1996
      BUSINESS SEGMENT INFORMATION
      Revenues:
          Systems integration division                 $  15,759       $ 29,388     $ 24,971
          Biometrics division                                500             --           --
                                                    ----------------------------------------
                                                          16,259         29,388       24,971
                                                    ========================================
      Operating Income (Loss):
          Systems integration division                    (3,141)        (3,921)       1,520
          Biometrics division                             (1,357)            --           --
                                                    ----------------------------------------
                                                          (4,498)        (3,921)       1,520
                                                    ========================================
      Total Assets:
          Systems integration division                    45,881         47,463       36,119
          Biometrics division                                563             --           --
                                                    ----------------------------------------
                                                          46,444         47,463       36,119
                                                    ========================================
      Depreciation and Amortization:
          Systems integration division                     2,996          1,964          612
          Biometrics division                                 26             --           --
                                                    ----------------------------------------
                                                           3,022          1,964          612
                                                    ========================================
      Capital Expenditures:
          Systems integration division                     5,480         12,153        4,240
          Biometrics division                                  9             --           --
                                                    ----------------------------------------
                                                           5,489         12,153        4,240
                                                    ========================================
      GEOGRAPHIC INFORMATION:
      Revenues:
          United States                                   15,644         28,149       23,113
          International                                      615          1,239        1,858
                                                    ----------------------------------------
                                                       $  16,259       $ 29,388     $ 24,971
                                                    ========================================

                            VIISAGE TECHNONOGY, INC.

(12) Quarterly Financial Data (Unaudited)

     The following table sets forth selected quarterly financial data for 1998 and 1997 (in thousands, except per share amounts):

                                                       1ST              2ND              3RD              4TH
                                                     QUARTER          QUARTER          QUARTER          QUARTER
     1998
       Revenues                                       $ 4,629          $ 2,965          $ 4,242          $ 4,423
       Project margin (loss)                              633              343              185             (859)
       Net loss                                        (1,864)          (1,568)          (1,286)          (2,485)
       Basic net loss per share                         (0.23)           (0.19)           (0.16)           (0.30)
       Diluted net loss per share                       (0.23)           (0.19)           (0.16)           (0.30)

     1997
       Revenues                                       $ 7,178          $ 8,554          $ 6,026          $ 7,630
       Project margin (loss)                            2,029            2,474            1,608           (2,845)
       Net income (loss)                                  569              690              107           (5,728)
       Basic net income (loss) per share                 0.07             0.09             0.01            (0.71)
       Diluted net income (loss) per share               0.07             0.08             0.01            (0.71)

     Net income (loss) per share amounts for the first quarter of 1998 have been restated to reflect the Company's early adoption of SOP 98-5.

     The 1998 results reflect the impact of charges and the accounting change discussed in note 2.

     The 1997 fourth quarter amounts reflect the impact of charges for certain investments in technology, services and markets discussed in note 2.

PART 1 - FINANCIAL INFORMATION

Item 1 - Financial Statements



                           VIISAGE TECHNOLOGY, INC.
                           Condensed Balance Sheets
                                (in thousands)

                                                                June 27,             December 31,
                                                                  1999                   1998
                                                              --------------         --------------
                                                               (Unaudited)
Assets
Current Assets:
     Cash and cash equivalents                                $         312          $         166
     Accounts receivable                                              4,430                  4,285
     Costs and estimated earnings in excess of billings              22,961                 21,723
     Other current assets                                             1,059                    683
                                                              --------------         --------------
           Total current assets                                      28,762                 26,857
Property and equipment, net                                          16,352                 18,513
Other assets                                                            893                  1,074
                                                              --------------         --------------
                                                              $      46,007          $      46,444
                                                              ==============         ==============

Liabilities and Shareholders' Equity
Current Liabilities:
     Accounts payable and accrued expenses                    $       9,769          $       9,090
     Accrued and deferred income taxes                                   20                     27
     Convertible subordinated debt                                      800                    800
     Current portion of long-term debt                                2,724                  2,054
     Obligations under capital leases                                 3,709                  3,797
                                                              --------------         --------------
           Total current liabilities                                 17,022                 15,768
Long-term debt                                                        6,500                  6,500
Convertible subordinated debt                                         1,000                      -
Obligations under capital leases                                      9,841                 11,558
                                                              --------------         --------------
                                                                     34,363                 33,826
                                                              --------------         --------------
Shareholders' equity                                                 11,644                 12,618
                                                              --------------         --------------
                                                              $      46,007          $      46,444
                                                              ==============         ==============

The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.
                      Condensed Statements of Operations
                   (in thousands, except per share amounts)
                                  (Unaudited)

                                                          Three Months Ended                     Six Months Ended
                                                   --------------------------------      --------------------------------
                                                     June 27,          June 28,            June 27,          June 28,
                                                       1999              1998                1999              1998
                                                   --------------    --------------      --------------    --------------
Revenues                                           $       4,714     $       2,965       $       9,145     $       7,594
Project costs                                              3,870             2,622               7,578             6,618
                                                   --------------    --------------      --------------    --------------
           Project margin                                    844               343               1,567               976
                                                   --------------    --------------      --------------    --------------
Operating expenses:
       Sales and marketing                                   170               857                 430             1,448
       Research and development                               69               102                 167               119
       General and administrative                            485               537                 995             1,035
                                                   --------------    --------------      --------------    --------------
           Total operating expenses                          724             1,496               1,592             2,602
                                                   --------------    --------------      --------------    --------------
           Operating income (loss)                           120            (1,153)                (25)           (1,626)
Interest expense, net                                        553               415               1,073               768
                                                   --------------    --------------      --------------    --------------
Loss before cummalative effect of
     change in accounting principle                         (433)           (1,568)             (1,098)           (2,394)
Cumulative effect of change in
     accounting principle                                      -                 -                   -            (1,038)
                                                   --------------    --------------      --------------    --------------
           Net loss                                $        (433)    $      (1,568)      $      (1,098)    $      (3,432)
                                                   ==============    ==============      ==============    ==============
Basic net loss per share per share before
     cumulative effect of change in accounting
     principle                                     $       (0.05)    $       (0.19)      $       (0.13)    $       (0.30)
Basic net loss per share per share                 $       (0.05)    $       (0.19)      $       (0.13)    $       (0.43)
                                                   ==============    ==============      ==============    ==============

Weighted average common shares                             8,458             8,067               8,440             8,067
                                                   ==============    ==============      ==============    ==============

Diluted net loss per share before cumulative
     effect of change in accounting principle      $       (0.05)    $       (0.19)      $       (0.13)    $       (0.30)
     Diluted net loss per share                    $       (0.05)    $       (0.19)      $       (0.13)    $       (0.43)
                                                   ==============    ==============      ==============    ==============

Weighted average common shares                             8,458             8,067               8,440             8,067
                                                   ==============    ==============      ==============    ==============

The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.
                      Condensed Statements of Cash Flows
                                (in thousands)
                                  (Unaudited)

                                                                                              Six Months Ended
                                                                                -------------------------------------------
                                                                                  June 27,                     June 28,
                                                                                     1999                         1998
                                                                                --------------               --------------
Cash Flows from Operating Activities:
     Net income (loss)                                                          $      (1,098)               $      (3,432)
     Adjustments to reconcile net income (loss) to net cash
     (used) provided by operating activities:
         Depreciation and amortization                                                  2,202                        1,700
         Directors fees paid in common stock                                               72                            -
         Changes in operating assets and liabilities:
            Accounts receivable                                                          (145)                      (1,695)
            Costs and estimated earnings in excess of billings                         (1,238)                         510
            Other current assets                                                         (295)                        (106)
            Accounts payable and accrued expenses                                         679                       (1,827)
            Accrued and deferred taxes                                                     (7)                         (16)
                                                                                --------------               --------------
                   Net cash provided (used) for operating activities                      170                       (4,866)
                                                                                --------------               --------------

Cash Flows from Investing Activities:
     Purchase of contract equipment converted to capital leases                             -                       (2,070)
     Additions to property and equipment                                                    -                          (32)
     Decrease in other assets                                                              94                           10
                                                                                --------------               --------------
                   Net cash provided (used) for investing activities                       94                       (2,092)
                                                                                --------------               --------------

Cash Flows from Financing Activities:
     Net revolving credit borrowings                                                      670                        4,936
     Proceeds from sale/leaseback of equipment                                              -                        2,070
     Principal payments on long-term borrowings                                             -                         (275)
     Principal payments on obligations under capital leases                            (1,805)                      (1,395)
     Proceeds from issuance of convertible subordinated debt                            1,000                            -
     Net proceeds from issuance of common stock                                            17                           11
                                                                                --------------               --------------
                   Net cash provided (used) by financing activities                      (118)                       5,347
                                                                                --------------               --------------

Increase (decrease) in cash and cash equilvalents                                         146                       (1,611)
Cash and cash equivalents, beginning of period                                            166                        1,611
                                                                                --------------               --------------
Cash and cash equivalents, end of period                                        $         312                $           -
                                                                                ==============               ==============

Supplemental cash flow information:
     Cash paid during the period for interest                                   $         885                $         594
                                                                                ==============               ==============

Non cash activities:
Issuance of stock options                                                       $          35                $           -
                                                                                ==============               ==============

The accompanying notes are an integral part of these financial statements.

                           VIISAGE TECHNOLOGY, INC.
                    Notes To Condensed Financial Statements
                                  (UNAUDITED)

Note 1.  Basis of Presentation

      The financial information included herein is unaudited, however, the information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto and management's discussion and analysis of financial condition and results of operations included in the Company's 1998 Form 10-K.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The results of operations for the period ended June 27, 1999 are not necessarily indicative of the operating results to be expected for the full year.

      The condensed balance sheet as of December 31, 1998 has been derived from the audited financial statements for that date. Certain amounts for 1998 have been reclassified to conform to the presentation for 1999.

Note 2.  Income Taxes

      Due to the uncertainty surrounding the realization of the Company's net deferred tax asset the Company has provided a full valuation allowance against this amount.

Note 3.  Related Party Transactions and Shareholders' Equity

      During the first quarter, the Company issued Lau options to purchase 60,000 shares of the Company's common stock in exchange for Lau's guarantee of an indemnification obligation of the Company. The options are exercisable through February 2002 at $1.90 per share. The fair value of the options have been credited to shareholders' equity and included in deferred financing cost, a component of other assets. The value of these options will be amortized over the indemnification period and charged to interest expense.

      In May 1999, the Company received a commitment from Lau to lend to the Company up to $2,000,000 in exchange for a 4% convertible subordinated note through February 2000. Amounts drawn under the note with Lau's consent and related accrued interest are convertible at Lau's option into shares of the Company's common stock at any time prior to December 31, 2000 at $1.26 per share. In May 1999, the Company borrowed $1,000,000 under this commitment.

      In July 1999, the Company completed a $1.5 million private placement of Series A Convertible Preferred Stock (the "preferred stock") and warrants with a private equity fund. The preferred stock accrues dividends at 7% per annum, payable in cash or stock at the Company's option upon conversion. Subject to certain limits on the number of shares the holder can convert at any one time, the holder can convert up to 50% of the preferred stock into shares of the Company's common stock beginning six months after closing and the balance beginning nine months after closing. Shares can be converted at the lesser of $3.00 per share or 85% of the market price prior to conversion of the Company's common stock for conversions within ten months from the closing date or 77% of the market price prior to conversion for conversions after ten months from the closing date. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on June 30, 2002. The Company has the right at any time to redeem the preferred shares. The Company has agreed to register for resale the common stock underlying the preferred shares, related dividends and warrants.

     This transaction was an exempt transaction under Section 4(2) of the Securities Act of 1933, as amended.

     In connection with this transaction, the Company paid an investment banking fee of $112,500 and warrants to purchase 75,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $1.79 per share which was 130% of the then current closing price of the Company's common stock. The Company also issued warrants to purchase 75,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $1.58 per share to the investor.

      The Company has two non exclusive license agreements with Lau, whereby Lau acts as a distributor of the Company's "Facial Recognition" Technology for certain European Markets, U.S. Airports and other end users that are Government Agencies. Lau will pay the Company royalties on profits, as defined, under these agreements.

Note 4.  Net Loss per Share

      Basic and dilutive net loss per share are computed based on the weighted average number of common shares outstanding during the period. The diluted per share amounts do not reflect the impact of options outstanding for approximately 2,510,000 shares in 1999 and 1,509,000 shares in 1998 or the conversion of convertible subordinated debt because their effect is antidilutive. Except for convertible subordinated debt and options referred to above, the Company does not have any other potential common stock at June 27, 1999.

Note 5.  Business Segments

      The Company is engaged in one business, the development and implementation of digital identification systems and solutions. Effective June 1, 1998, the Company reorganized its operations to create two separate divisions, a biometrics division and a systems integration and identification card division. Since June 1, 1998, the Company has operated in two segments. Amounts for the biometrics division prior to the reorganization are not material. The costs of shared facilities and certain administrative services have been allocated to each business based on actual usage or other methods that approximate actual usage. All other costs and expenses have been allocated to each business based on actual usage. Management evaluates segment performance based on operating income.

      Substantially all of the Company's revenues are currently derived by its systems integration and identification card division from public sector customers and contractors to such customers. The Company believes for the foreseeable future that it will continue to derive a significant portion of its revenues from a limited number of large public sector contracts. For the six months ended June 27, 1999, three customers each accounted for more than 10% of the Company's revenues and an aggregate of approximately 50% of revenues for the period.


                                               THREE MONTHS ENDED                    SIX MONTHS ENDED
                                            JUNE 27,          JUNE 28,           JUNE 27,           JUNE 28,
Business Segment Information                  1999              1998              1999               1998
                                          -----------        -----------        ----------        -----------
Revenues:
     Systems integration divison          $     4,714        $     2,965        $    9,145        $     7,594
     Biometrics division                            -                  -                 -                  -

                                          -----------        -----------        ----------        -----------
                                          $     4,714        $     2,965        $    9,145        $     7,594
                                          ===========        ===========        ==========        ===========
 Operating Income (Loss):
     Systems integration divison          $       541        $    (1,153)       $      928        $    (1,626)
     Biometrics division                         (421)                 -              (953)                 -
                                          ===========        ===========        ==========        ===========
                                          $       120        $    (1,153)       $      (25)       $    (1,626)
                                          ===========        ===========        ==========        ===========

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.  Other Expenses of Issuance and Distribution.

       The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

       Item                                                         Amount

       SEC Registration Fee ...................................   $ 1,015.80
       Accounting Fees and Expenses ...........................   $25,000
       Legal Fees and Expenses ................................   $25,000
       Miscellaneous ..........................................   $ 1,000

          Total ...............................................   $52,015.80

       Viisage will bear all expenses shown above, and the selling stockholders will not bear any portion of these expenses.

Item 14.  Indemnification of Directors and Officers.

       Viisage's bylaws provide that the Company, subject to limited exceptions, will indemnify its directors and officers, and may indemnify its other employees and other agents to the fullest extent permitted by Delaware law.

       In addition, the Company's certificate of incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. The certificate of incorporation does not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for:

       .  breach of the director's duty of loyalty to the Company
       . for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law
       . for acts or omissions that the director believes to be contrary to the best interests of the Company or its shareholders
       . for any transaction from which the director derived an improper personal benefit
       . for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders
       . for acts or omissions that constitute an unexcused pattern of inattention that amounts to the abdication of the director's duty to the Company or its shareholders
       . for improper transactions between the director and the Company, and . for improper distributions to shareholders and loans to directors and officers.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 15.  Recent Sales of Unregistered Securities.

       The following information is furnished with regard to all securities sold by Viisage within the past three years which were not registered under the Securities Act of 1933.

       (a) Since the Company's adoption of the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan in 1996 until September 30, 1999, the Company has issued options to purchase 2,838,173 shares of its common stock, of which 630,286 options were vested at exercise prices between $0.93 and $12.50 per share.

       (b) From October 1, 1997 through June 30, 1999, the Company issued 54,797 shares of its common stock under the 1997 Employee Stock Purchase Plan at purchase prices between $0.90 and $4.94 per share.

       (c) On August 25, 1998, the Company granted to Lau Technologies ("Lau") options to purchase 509,091 shares of the Company's common stock, exercisable for three years, at an exercise price of $2.75 per share.

       (d) On August 25, 1998, the Company issued to Lau 300,000 shares of its common stock at a purchase price of $2.00 per share.

       (e) On November 3, 1998, the Company granted to Robert C. Hughes, its retiring Chief Executive Officer, options to purchase 50,000 shares of the Company's common stock at an exercise price of $0.9375 per share.

       (f) On December 7, 1998, the Company issued to SSB Investments, Inc., in connection with a financing arrangement, options to purchase 30,000 shares of the Company's common stock at an exercise price of $4.00 per share.

       (g) On December 7, 1998, the Company issued to FSC Corp., in connection with a financing arrangement, options to purchase 20,000 shares of the Company's common stock at an exercise price of $4.00 per share.

       (h) In February 1999, the Company granted to Lau, in connection with a financing arrangement, options to purchase 60,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $1.90 per share.

       (i) On April 8, 1999 and October 1, 1999, the Company issued 150,066 shares of common stock to its directors in lieu of cash compensation for 1999 Board service.

       (j) On May 3, 1999, the Company issued to Lau, in consideration for Lau's commitment to lend the Company up to $2,000,000, a convertible subordinated promissory note. The outstanding principal and interest under the note may be converted at Lau's option into shares of the Company's common stock at any time prior to December 31, 2000 at an exercise price of $1.26 per share. In May 1999, the Company borrowed $1,000,000 under the note.

       (k) On May 6, 1999, the Company issued to Lau, in consideration for Lau's commitment to lend the Company up to $800,000, a convertible subordinated promissory note. The $800,000 loan amount and accrued interest are convertible at Lau's option into shares of the Company's common stock at any time prior to October 14, 1999 at an exercise price of $1.58 per share.

       (l) On June 30, 1999, the Company completed a $1.5 million private placement of 1,500 series A convertible preferred stock with The Shaar Fund Ltd. ("Shaar"), a private equity fund. The preferred stock accrues dividends at 7% per annum, payable in cash or stock at the Company's option. One half of the shares are convertible after December 31, 1999, and the remaining shares are convertible after March 31, 2000. Shaar may convert the preferred stock, plus dividends, into the Company's common stock at the lesser of (i) $3.00 per share, (ii) 85% of the market price if conversion occurs on or before April 30, 2000, and (iii) 77% of the market price if the conversion occurs on or after May 1, 2000. Subject to certain volume limitations, the preferred stock is generally required to be converted into our common stock on June 30, 2002. The Company may redeem the series A preferred stock at any time.

       (m) On June 30, 1999, the Company issued warrants to purchase 75,000 shares of the Company's common stock to Shaar, exercisable for three years, at an exercise price of $1.58 per share.

       (n) On June 30, 1999, the Company issued to J.P. Turner & Company, L.L.C. warrants to purchase 75,000 shares of the Company's common stock, exercisable for three years, at an exercise price of $1.79 per share.

       (o) On September 17, 1999, the Company issued to William A. Marshall, its former Chief Financial Officer and Treasurer, in consideration of certain consulting services, a stock option to purchase 10,000 shares of the Company's common stock, exerciseable for 3 years, at an exercise price of $1.44 per share.

     All of the above shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached index to Exhibits.

     (b)  Financial Statement Schedules

  Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

Item 17.  Undertakings.

     (a)  The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs
(a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly, authorized in Littleton in the Commonwealth of Massachusetts on October 1, 1999.


                              VIISAGE TECHNOLOGY, INC.



                              By: /s/ Thomas J. Colatosti
                                  -----------------------
                                  Thomas J. Colatosti, President and
                                       Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.    Description
----------     -----------

2.1* Amended and Restated Asset Transfer Agreement, dated as of August 20, 1996, between the Registrant and Lau.

3.1*           Restated Certificate of Incorporation of the Registrant.

3.2*           Bylaws of the Registrant.

3.3***** Certificate of Designation of series A convertible preferred stock.

4.1* Specimen certificates for shares of the Registrant's common stock.

5 Opinion of Finnegan, Hickey, Dinsmoor & Johnson, P.C. as to the legality of the shares being registered.

10.1* Amended and Restated License Agreement, dated as of August 20, 1996, between the Registrant and Lau.

10.2* Form of Administration and Services Agreement between the Registrant and Lau.

10.3*          Form of Use and Occupancy Agreement between the Registrant and
               Lau.

10.4* License Agreement, dated as of August 20, 1996, between the Registrant and Facia Reco Associates, Limited Partnership.

10.5* Employment Agreement, dated as of November 3, 1998, between the Registrant and Robert C. Hughes, as amended.

10.6* Employment Agreement, dated as of February 1, 1996, between the Registrant and William A. Marshall.

10.7* Employment Agreement, dated as of July 1, 1996, between the Registrant and Yona Wieder.

10.8 1996 Management Stock Option Plan, as amended (filed as appendix to October 10, 1997 Schedule 14C Information Statement).

10.9 1996 Director Stock Option Plan, as amended (filed as appendix to 1997 proxy statement).

10.10*         Form of Option Agreement for the 1996 Management Stock Option
               Plan.

10.11*         Form of Option Agreement for the 1996 Director Stock Option Plan.

10.12** Amended and Restated Credit Agreement between the Registrant and State Street Bank and Trust Company, dated December 7, 1998.

10.13* Subcontract between the Registrant and Information Spectrum, Inc., (relating to the U.S. Immigration and Naturalization Service), dated as of October 19, 1995.

10.14* Contract between the Registrant and the North Carolina Department of Transportation, dated as of April 26, 1996.

10.15*** Purchase Agreement (Project Finance Facility) between the Registrant and Sanwa Business Credit Corporation, dated as of November 20, 1998, as amended.

10.16* Contract between the Registrant and Transactive, Inc. (relating to the New York Department of Social Services), dated as of December 8, 1994, as amended.

10.17****      Contract between the Registrant and the Illinois Secretary of
               State, dated June 2, 1997, as amended.

10.18 1997 Employee Stock Purchase Plan (filed as appendix to October 10, 1997 Schedule 14C Information Statement).

10.19******    Employment Agreement, dated as of November 3, 1998, between the
               Registrant and Thomas J. Colatosti.

23.1           Consent of Arthur Andersen LLP.

23.2           Consent of Finnegan, Hickey, Dinsmoor & Johnson, P.C. (See
               Exhibit 5 above).

24.1           Power of Attorney.


* Filed as an exhibit to the registrant's Form S-1 Registration Statement dated November 8, 1996 (File No. 333-10649)

** Filed as an exhibit to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 26, 1996 (File No. 000-21559)

*** Original agreement filed as an exhibit to the Registrant's Form S-1 Registration Statement dated November 8, 1996 (File No. 333-10649). Amendment filed as an exhibit to the Registrant's Report on Form 10-K for the year ended December 31, 1997.

**** Amendment filed as an exhibit to the Registrant's Report on Form 10-K for the year ended December 31, 1997.

***** Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 27, 1999 (File No. 000-21559).

****** Amendment filed as an exhibit to the Registrant's Report on Form
       10-K for the year ended December 31, 1998.